SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Xylem Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

XYLEM INC.
2016 Proxy Statement
Notice of Annual Meeting of Shareholders
to be held on May 11, 2016

March 29, 2016

Dear Fellow Shareholders,

In 2015, we delivered solid financial results as our teams around the world made measureable progress in advancing our strategic priorities. Our performance was achieved against a backdrop of dynamic economic conditions. We responded effectively with focused execution, which enabled us to deliver on our financial commitments, invest for long-term growth and increase our return of capital to shareholders by 24 percent.

Overall, we delivered positive organic revenue growth year-over-year, driven by improving market conditions in the public utility, commercial and residential sectors. While declines in the oil and gas industry weighed heavily on our top and bottom-line results, we took actions to partially mitigate those headwinds.

Xylem continued to benefit from our broad global reach and fortress brands, many of which gained share last year. Our ongoing focus on continuous improvement resulted in expanded operating margins1. This margin expansion included investments in selling capabilities in key growth markets to drive future growth. For the year, we delivered adjusted earnings of $1.85 per share, a five-percent increase2 over the prior year.

Positioned for Future Growth

Last year, we devoted significant time and energy to charting a strategic roadmap for our future. We conducted a comprehensive value-mapping of the water sector to identify attractive segments of this growing industry. Those segments include our current core businesses as well as other worthy growth vectors, such as integrated solutions, “smart” water infrastructure and advanced industrial treatment technologies.

We examined the value-mapping work in conjunction with several macro trends that are impacting the water sector today. Xylem is well positioned to benefit from these trends as demand for deep expertise in sustainable water management and advanced water solutions grow. Here are two examples.

We are encouraged by the steady increase in spending we’ve seen on critical water infrastructure. As city populations swell, particularly in emerging markets, the urgent need for significant investment in water infrastructure will only grow. And in developed markets, such as the U.S., high profile water quality crises have damaged the public’s trust but also illuminated the often unseen consequences of persistent underinvestment in our water infrastructure. We are actively engaged in efforts to break through the historical barriers to infrastructure investment and produce actionable plans for progress, including the design of frameworks to unlock more private capital for these initiatives.

The management of water is a notable contributor to global carbon emissions. Consequently, the water industry can and should be a contributor to the action plans that governments globally are developing to achieve the carbon emission reductions in the Paris Climate Accord. In support of these endeavors, last year Xylem produced a study titled “Powering the Wastewater Renaissance.” This report outlines how the adoption of readily available wastewater management technologies can cut related emissions by nearly half. The analysis further concludes that 95 percent of the electricity-related emissions can be abated at negative or neutral cost — resulting in a win-win scenario for our customers as well as the broader communities that are seeking near-term, viable solutions to reducing carbon emissions.

[1]	Excludes the negative impact of foreign exchange translation
[2]	Excludes the negative $0.22 impact from foreign exchange translation

Road map for Success

The analyses of our value-mapping work and these global trends serve as the foundation for our strategic roadmap for growth and long-term value creation. Our key growth initiatives are set out below.

First, we are focused on strengthening our commercial capabilities, driving accelerated growth in Emerging Markets, and increasing our investment in R&D to drive innovation and growth. Our R&D plans include a specific focus on moving up the customer value chain from component excellence to integrated systems with smart connectivity. We further envision introducing innovative solutions, including through external partnerships, across our businesses to support our organic growth strategy. Together, we expect these efforts to generate $1 billion in revenue by 2020.

Next, we intend to execute a balanced capital deployment strategy. We believe that our ample cash balance combined with strong cash flow conversion from operations will provide us with approximately $5 billion in capital to deploy over the next five years. Our top priority will be organic reinvestment aligned to our growth strategy. We will continue to pursue strategic M&A targets in a disciplined manner. And we expect to continue to return capital to shareholders in the form of dividends and opportunistic share repurchases.

Underpinning these strategies are two core initiatives. We will continue our focus on continuous improvement and business simplification to drive productivity and unlock savings that will further expand our operating margins while also providing additional reinvestment for growth. And the bedrock of any successful company is the team of talented and dedicated employees who drive for success each day. We are committed to continuing to develop strong leadership and enhance the capabilities and opportunities for our Xylem colleagues.

We are very encouraged as we look to the years ahead for Xylem and we thank our shareholders for their ongoing support. We believe we have the right plans to continue Xylem’s journey toward increased growth and financial returns. Our confidence is rooted in our belief in the ingenuity and determination of our fellow Xylem colleagues. Each day, they bring a passion and commitment not just to do a job, but to safeguard the earth’s water resources and create a more sustainable environment for all.

Sincerely,

Markos I. Tambakeras Chairman

Patrick K. Decker President & CEO

1 International Drive Rye Brook, NY 10573

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 29, 2016

Date and Time:	Wednesday, May 11, 2016, at 11:00 a.m. ET

Place:	Xylem World Headquarters 1 International Drive, Rye Brook, New York 10573

Items of Business:	1. Election of three members of the Xylem Inc. Board of Directors.

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2016.

3. Advisory vote to approve named executive officer compensation.

4. Transact such other business as may properly come before the meeting.

Record Date:	March 14, 2016

Mailing or Availability Date:	Beginning on or about March 29, 2016, this Notice of Annual Meeting and the 2016 Proxy Statement are being mailed and made available to shareholders of record as of March 14, 2016.

Voting by Proxy:	Your vote is important. You can vote your shares by Internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Information About Voting” for details.

By Order of the Board of Directors,

Claudia S. Toussaint

SVP, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting:

Our 2016 Proxy Statement and Annual Report for the year ended December 31, 2015 will be available online at www.proxyvote.com and on our website at www.xyleminc.com under “Investors.”

PROXY STATEMENT SUMMARY

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors of Xylem Inc. (“Xylem” or the “Company”) for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) and for any adjournment or postponement of the meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2015 Annual Report before you vote.

2016 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 11, 2016 at 11:00 a.m. ET	March 14, 2016	Xylem Inc. World Headquarters 1 International Drive Rye Brook, New York 10573

Agenda Items:

Proposal	Board Recommendation	Page Reference
1. Election of three members of the Xylem Inc. Board of Directors	FOR	4
2. Ratification of the appointment of Deloitte & Touche LLP for 2016	FOR	10
3. Advisory vote to approve named executive officer compensation	FOR	12

CORPORATE GOVERNANCE HIGHLIGHTS

•      Independent Chairman

•      All Directors are independent except our CEO (90%)

•      Declassified Board phase-in beginning this year

•      Shareholder proxy access right *NEW*

•      Shareholders have the right to call special meetings

•      Regular engagement with shareholders

•      No poison pill

•      Majority voting with a Director resignation policy for Directors in uncontested elections

•      Senior executive and Director stock ownership guidelines

•      Company policy prohibits executive officers and Directors from pledging and hedging Xylem stock

•      Executive officers subject to clawback policy

•      Restriction on the number of other boards Directors may serve on to avoid overboarding

•      Overall Board and committee meeting attendance of 98% in 2015

•      Regular executive sessions of Board and each committee without management present

•      Board and committees conduct annual self-assessments

•      Board regularly reviews board size and composition, including diversity and tenure, as well as committee structure through its Nominating & Governance Committee

XYLEM 2016 Proxy Statement  |  1

SHAREHOLDER ENGAGEMENT

We value the views of our shareholders and we believe that building positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we regularly engage with our shareholders on a range of topics related to strategic and operational matters as well as executive compensation and governance matters.

Adopted Proxy Access for Director Nominations

In 2015, we reached out to our shareholders regarding corporate governance matters, including proxy access for director nominations. Based on these discussions and consistent with the Board of Directors’ views regarding shareholder rights, we adopted proxy access provisions with the following key parameters:

•	Ownership threshold: 3% of outstanding shares of our common stock, including certain loaned shares

•	Holding period: Shares owned continuously for 3 years

•	Number of director nominees: Two or up to 20% of our existing Board, whichever is greater

•	Nominating group size: Up to 20 shareholders may group together to reach the 3% ownership threshold (counting certain groups of funds as one shareholder for these purposes)

See page 13 for more information on our shareholder engagement program.

COMMITMENT TO SUSTAINABILITY

At Xylem, we believe that sustainability is a way of thinking about business and about the world, and considering what is best for both with the same level of commitment. With an understanding of the critical role of water in our society, we are working to provide advanced technologies and services to ensure that we all have safe and sustainable water supplies. As we work to “solve water,” we are dedicated to doing it the right way and employing socially responsible business practices. At Xylem, we believe in:

•	Safeguarding our planet’s environment and resources

•	Smart, sensible growth and development

•	Accountability to our customers, employees, suppliers, investors and the communities in which we operate

In 2015, we were named to several indices used to track performance of companies with a leadership role in measuring and reporting on their sustainability performance: the Dow Jones Sustainability Index for North America, the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, and the NASDAQ OM CRD Global Sustainability Index. This is a major acknowledgment of all of the work we have done to advance sustainable business practices and to report our progress over time transparently. To learn more about our sustainability efforts, please view our annual Sustainability Report available at xylemsustainability.com. We encourage our shareholders to sign up for electronic delivery of proxy materials to help conserve natural resources. See page 50 for instructions.

2  |  XYLEM 2016 Proxy Statement

COMPENSATION HIGHLIGHTS (see page 25 for our Compensation Discussion and Analysis)

•      A significant portion of our executive pay is performance-based and not guaranteed

•      Compensation for our named executive officers (“NEOs”) is aligned with shareholder interests through a balanced equity program (mix of restricted stock units, performance share units and stock options)

•      We have a cap on our incentive compensation payouts

•      We conduct regular compensation benchmarking and an annual compensation risk assessment

•      Starting in 2016, we are implementing a double-trigger change in control requirement for our long-term incentive awards

•      In 2015, as in prior years, we received strong support on our annual advisory vote on executive compensation (96% of our voting shareholders voted in favor of our NEOs’ compensation as described in our 2015 Proxy Statement)

•      Our Leadership Development and Compensation Committee is advised by an independent compensation consultant

2015 NEO Compensation Mix*:

*Percentage of pay is based on annual target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) and excludes any one-time awards granted upon hire.

XYLEM 2016 Proxy Statement  |  3

PROPOSALS TO BE VOTED ON AT THE 2016 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has 10 members and historically it was divided into three classes. In 2013, our shareholders voted to support a management proposal to declassify our Board in three phases, beginning in 2016. Each director nominee that is elected this year, and in all subsequent years, will serve for a one-year term.

The Board, through its Nominating and Governance Committee, regularly reviews board size and composition, taking into account experience, skills and qualifications, as well as diversity and tenure. Our Board believes that the director nominees, along with the continuing members of the Board, have the appropriate mix of experience, skills, qualifications and attributes needed to lead the Company at the Board level.

For more information regarding director nominations and qualifications, see “Identifying and Evaluating Director Nominees” on page 15.

Our Board has considered and nominated the following nominees for a one-year term. Each nominee is currently serving as a Director of Xylem. The Board has determined that each nominee is independent and has the skills, qualifications and experience required for continued service. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a Director if elected. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named as proxy will have the right to use their discretion to vote for a substitute.

4  |  XYLEM 2016 Proxy Statement

Below are summaries of the background, business experience and a description of the principal occupation of each of the nominees.

Our Board of Directors recommends that you vote

FOR the election of each of the 2016 director nominees

2016 Director Nominees

Curtis J. Crawford, Ph.D. Director since: 2011 Age: 68 Independent Committee Memberships: • Leadership Development & Compensation (Chair) • Finance,Innovation & Technology

Curtis J. Crawford, Ph.D. has served as President and Chief Executive Officer of XCEO, Inc. since June 2003. XCEO provides professional mentoring, personal leadership and governance programs. From April 1, 2002 to March 31, 2003, he served as President and Chief Executive Officer of Onix Microsystems, a private photonics technology company. Previously, he was President and Chief Executive Officer of ZiLOG, Inc. from 1998 to 2001 and its Chairman from 1999 to 2001.

Dr. Crawford was Chairman of the Board of Directors of ON Semiconductor Corporation from September 1999 until April 1, 2002, where he is currently a director. He is also currently a director of The Chemours Company. Dr. Crawford served as a director of E.I. DuPont de Nemours and Company from 1998 to 2014; served as a director of ITT Corporation from 1996 until 2011; and served as a director of Agilysys, Inc. from 2005 to 2008. Dr. Crawford also has extensive executive experience with AT&T Corporation and IBM Corporation. He holds a bachelor’s degree in business administration and computer science and a master’s degree from Governors State University, a master of business administration from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford is an expert on corporate governance. He is the author of three books on leadership and corporate governance and has significant experience leading high-technology companies. In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors for his contributions to corporate governance and for having made a meaningful impact in the boardroom. Dr. Crawford’s experience as a director of other public companies provides additional relevant experience in serving on our Board of Directors.

XYLEM 2016 Proxy Statement  |  5

Robert F. Friel Director since: 2012 Age: 60 Independent Committee Memberships: • Audit • Nominating & Governance

Robert F. Friel, 60, has served on our Board of Directors since December 2012. Mr. Friel has served as Chief Executive Officer of PerkinElmer, Inc., a multinational corporation focused on human and environmental health, since February 2008 and on its Board since 2006, serving as Vice Chairman until he was appointed Chairman in 2009. Mr. Friel joined PerkinElmer in

February 1999 as Senior Vice President and Chief Financial Officer. In 2004, he was named Executive Vice President and Chief Financial Officer with responsibility for business development and information technology, in addition to his oversight of the finance function. In January 2006, he was named President of Life and Analytical Sciences and in July 2007 he was named President and Chief Operating Officer until being named CEO. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International Inc. Mr. Friel joined the Board of NuVasive, Inc. in 2016. Mr. Friel holds a bachelor of arts degree in economics from Lafayette College and a master of science degree in taxation from Fairleigh Dickinson University.

Mr. Friel has extensive experience in global technology industries as well as strategic and financial leadership experience. He is a former member of the Board of Directors at Millennium Pharmaceuticals, Inc., Fairchild Semiconductor, Inc. and CareFusion, Inc., providing additional relevant experience in serving on our Board of Directors.

Surya N. Mohapatra, Ph.D. Director since: 2011 Age: 66 Independent Committee Memberships: • Nominating & Governance (Chair) • Finance, Innovation & Technology

Surya N. Mohapatra Ph.D. served as Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic information services, from 2004 until 2012. Dr. Mohapatra joined Quest Diagnostics as Senior Vice President and Chief Operating Officer in 1999. He served as a director from 2002, and as Chairman of its Board from December 2004 to April 2012. Prior to joining Quest Diagnostics, Dr. Mohapatra was Senior Vice President and a member of the executive committee of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra served as a director of ITT Corporation from 2008 to October 2011. Dr. Mohapatra is a Trustee of the Rockefeller University and an Executive-in-Residence at Columbia Business School. Dr. Mohapatra holds a bachelor’s degree in electrical engineering from Regional Engineering College (Rourkela)/Sambalpur University in India. Additionally, he holds a master’s degree in medical electronics from the University of Salford, England, as well as a doctorate in medical physics from the University of London and The Royal College of Surgeons of England.

Dr. Mohapatra has extensive international business experience with wide-ranging operational and strategic knowledge and has a strong technical background, with an emphasis on Six-Sigma quality and customer-focused business practices. Dr. Mohapatra has also served as a director for other public companies providing additional relevant experience in serving on our Board of Directors.

6  |  XYLEM 2016 Proxy Statement

Continuing Members of the Board of Directors

Below are summaries of the background, business experience and a description of the principal occupation of each Director whose term continues beyond the 2016 Annual Meeting and who is not subject to election this year.

Directors Whose Term Expires in 2017

Sten E. Jakobsson Director since: 2011 Age: 67 Independent Committee Memberships: • Audit • LeadershipDevelopment & Compensation

Sten E. Jakobsson has served in various positions with increasing responsibilities at ABB Ltd, a world leading company in power and industrial automation, for nearly 40 years until his retirement in 2011. Most recently in 2011, Mr. Jakobsson was CEO of ABB AB (Sweden) and from 2006 he also served as Head of North Europe Region, including UK, IRL, the Nordic countries, Russia and Central Asia and the Caucasus. From 1992 through 1996, Mr. Jakobsson was Global Business Area Manager for the

global cable business in ABB and from 1996 EVP of ABB AB (Sweden) responsible for the Transmission and Distribution Segment.

Mr. Jakobsson has served on the Board of Stena Metall AB since 2005; on the Board of SAAB AB since 2008; on the Board of FLSmidth & Co. A/S since 2011; and has been Chairman of the Board of Power Wind Partners AB since 2011. He has also served on the Board of Luossavaara-Kiirunavaara Aktiebolag, a non-public company since 2012 and was appointed Chairman of the Board in 2014. Mr. Jakobsson has a master of science degree from The Royal Technical Institute of Stockholm.

Mr. Jakobsson has strong experience in managing international sales, complex project execution and manufacturing in a global company.

Steven R. Loranger Director since: 2011 Age: 64 Independent Committee Memberships: • Audit • Nominating& Governance	Steven R. Loranger served as Chairman, President and CEO of ITT Corporation, a global manufacturing company, from 2004 until October 2011 when Xylem was spun from ITT. He served as interim Chief Executive Officer and President of Xylem Inc. from September 2013 until March 16, 2014. Prior to joining ITT Corporation, Mr. Loranger served as Executive Vice President and Chief Operating Officer of Textron, Inc. from 2002 to 2004, overseeing Textron’s manufacturing businesses, including aircraft and defense, automotive, industrial products and components. From 1981 to 2002, Mr. Loranger held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc., including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses.

Mr. Loranger is a Senior Advisor to the CEO of FlightSafety International and he serves on the Boards of the National Air and Space Museum, the Congressional Medal of Honor Foundation and the Wings Club. Mr. Loranger joined the Board of Edwards Lifesciences Corporation in March of 2016. Mr. Loranger also served on the Board of Exelis Inc. from October 2011 until May 2013 and on the Board of FedEx Corporation from 2006 to 2014. Mr. Loranger was a member of the Business Roundtable and served on the Executive Committee of the Aerospace Industries Association Board of Governors until December 2011. Mr. Loranger holds a bachelor’s and master’s degree in science from the University of Colorado.

Mr. Loranger has extensive operational and manufacturing experience with industrial companies and has intimate knowledge of the Company’s business, strategy and operations.

XYLEM 2016 Proxy Statement  |  7

Edward J. Ludwig Director since: 2011 Age: 64 Independent Committee Memberships: • Finance,Innovation & Technology (Chair) • LeadershipDevelopment & Compensation	Edward J. Ludwig has served on our Board of Directors since October 31, 2011. Mr. Ludwig served as Chairman of the Board of Becton, Dickinson and Company (“BD”), a medical technology company, until July 2012. Since joining BD in 1979, Mr. Ludwig served as Chief Executive Officer from January 2000 through September 2011, and as President and Chief Financial Officer, among other positions. Before joining BD, he served as a Senior
Auditor with Coopers and Lybrand (now PricewaterhouseCoopers), where he earned a CPA certificate, and as a Financial and Strategic Analyst at Kidde, Inc.

Mr. Ludwig serves as Lead Director of Aetna’s Board of Directors and Chairs the Finance Committee. He is a member of the Board of Directors of Boston Scientific where he chairs the Audit Committee. He also serves as Chairman of the Board for POCARED, Ltd., which is a private startup clinical diagnostics firm headquartered in Tel Aviv, Israel. Mr. Ludwig is a Founding Board Member of The Center for Higher Ambition Leadership (CHL). Mr. Ludwig is a former Chairman of the Board of Directors of AdvaMed, the world’s largest medical technology association, and a past Chair of the Health Advisory Board for the Johns Hopkins Bloomberg School of Public Health. Mr. Ludwig served as a member of the Board of Trustees of the College of the Holy Cross (2005-2013), and the Columbia Business School Board of Overseers (2010-2015). He also served as a Trustee of the Hackensack University Medical Center Network Board of Trustees. Mr. Ludwig holds a bachelor’s degree in economics and accounting from The College of the Holy Cross and received his M.B.A. in finance from Columbia University.

Mr. Ludwig has extensive financial, management and manufacturing experience. His background as a director of various public and non-public companies provides additional relevant experience in serving on our Board of Directors.

Jerome A. Peribere Director since: 2013 Age: 61 Independent Committee Memberships: • Finance,Innovation & Technology • Nominating& Governance	Jerome A. Peribere has served as President and Chief Executive Officer of Sealed Air, a global manufacturer of protective and specialty packaging for food and consumer goods, since March 1, 2013. He previously served as the President and Chief Operating Officer of Sealed Air and was elected to its Board in September 2012. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2009 through August 2012. Mr. Peribere currently serves on the Board of the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.
Mr. Peribere brings his extensive leadership, global operations, strategy and integration experience to the Board.

8  |  XYLEM 2016 Proxy Statement

Directors Whose Term Expires in 2018

Patrick K. Decker Director since: 2014 Age: 51	Patrick K. Decker was named President and Chief Executive Officer of Xylem in March 2014. He joined Xylem from Harsco Corporation, a global industrial services company where he was President and Chief Executive Officer since 2012. Prior to that, he served in a number of leadership roles at Tyco International’s Flow Control business, ultimately serving as President of Tyco Flow

Control, a leader in industrial flow control solutions. At Tyco, he led the effort that resulted in the separation of the Flow Control business from the parent company. Mr. Decker is a member of the Bipartisan Policy Center’s Executive Council on Infrastructure as well as the Energy and Environment Committee of the Business Roundtable. Earlier in his career, Mr. Decker held a number of progressively responsible financial leadership positions at Bristol-Myers Squibb Company, including nine years of service in Latin America and Asia. He started his career as an auditor for Price Waterhouse LLP, now PricewaterhouseCoopers, LLP. He currently serves on the advisory council for the Dean of the Kelley School of Business at Indiana University. He earned a Bachelor of Science degree in accounting and finance from Indiana University in Bloomington, Indiana.

Mr. Decker brings valuable global leadership experience, expertise in business operations and finance and extensive knowledge of the water industry to the Board.

Victoria D. Harker Director since: 2011 Age: 51 Independent Committee Memberships: • Audit(Chair) • LeadershipDevelopment & Compensation	Victoria D. Harker serves as the Chief Financial Officer of TEGNA, Inc. and former CFO of Gannett Co., Inc. since July 2012. TEGNA is the broadcasting and digital businesses company formed when Gannett split into two publicly traded companies in 2015. Previously, Ms. Harker served as the Chief Financial Officer and President of Global Business Services of the AES Corporation, a multinational power company, until

May 2012. She joined AES in 2006 to lead the Global Finance Team in a restructuring of its financial reporting, controls and capitalization. From November 2002 through January 2006, Ms. Harker was the acting Chief Financial Officer and Treasurer of MCI, and served as Chief Financial Officer of MCI Group, a unit of WorldCom Inc., from 1998 to 2002. Ms. Harker held several positions in finance, information technology and operations at MCI. Ms. Harker is a member of the Board of Directors for Huntington Ingalls Industries, sits on the American University Advisory Council, and serves as a trustee on the Board of Visitors of the University of Virginia. She served on the Board of Directors of Darden Restaurants, Inc. from 2009 to 2014. Ms. Harker holds a bachelor’s degree in English and economics from The University of Virginia and a master of business administration with a concentration in finance from American University.

Ms. Harker has extensive international business experience with a wide-ranging management and financial reporting background. Ms. Harker’s experience as a director for other public companies provides additional relevant experience in serving on our Board of Directors.

XYLEM 2016 Proxy Statement  |  9

Markos I. Tambakeras Director since: 2011 Age: 65 Independent Chairman of the Board Committee Memberships: • Nominating and Governance	Markos I. Tambakeras has served on our Board of Directors as Chairman since October 31, 2011. He currently serves a Director on the Board of Make-A-Wish Foundation International. He served on the Board of ITT Corporation from 2001 until May 2013, Parker Hannifin Corporation from 2005 until October 2011 and Newport Corporation from May 2008 until December 2009. Mr. Tambakeras also served as Chairman of the Board of Directors of Kennametal, Inc. from July 1, 2002 until December 31, 2006, where he was President and Chief Executive Officer from July 1999 through December 31, 2005. From 1997 to June 1999, Mr. Tambakeras served as President, Industrial Controls Business, for Honeywell Incorporated. Mr. Tambakeras serves on the Board of Trustees of Loyola Marymount University and has served for four years on the President’s Council on Manufacturing. He was previously the Chairman of the Board of Trustees of the Manufacturers Alliance/MAPI, which is the manufacturing industry’s leading executive development and business research organization. Mr. Tambakeras received a B.Sc. degree from the University of Witwatersrand, Johannesburg, South Africa and a master of business administration from Loyola Marymount University.

Mr. Tambakeras has strong strategic and global operational industrial experience, having worked in increasingly responsible positions for several manufacturing companies, including leadership positions in South Africa and the Asia-Pacific area. In addition to his Board experience described above, Mr. Tambakeras has an extensive background in international operations, providing experience and skills relevant in serving on our Board of Directors.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte has served as the Company’s independent auditors since 2011.

The Audit Committee periodically considers the rotation of the Company’s independent auditors, and believes that the continued retention of Deloitte for 2016 is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee was directly involved in the selection of a new lead engagement partner who began in 2016.

The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit. Performance factors reviewed include Deloitte’s:

• independence	• peer review program

• experience	• report on quality

• technical capabilities	• appropriateness of fees charged

• client service assessment	• industry insight

• responsiveness	• PCAOB inspection results

The appointment of Deloitte for 2016 is being submitted for shareholder ratification with a view toward soliciting the opinion of shareholders, whose opinion will be taken into consideration in future deliberations. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment and also consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2017.

10  |  XYLEM 2016 Proxy Statement

Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee in 2015. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and are expected to be available to respond to appropriate questions.

Fees of Audit and Other Services

The aggregate fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte and related affiliates”) for the years ended December 31, 2015 and 2014 were approximately as follows:

	2015	2014
	(In thousands)
Audit Fees(1)	$7,445	$7,966
Audit-Related Fees(2)	195	250
Tax Compliance Services	1,416	1,265
Tax Planning Services	415	196

Total Tax Services(3)	1,831	1,461
All Other Fees(4)	84	5

Total	$9,555	$9,682

(1)	Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements and internal controls over financial reporting;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory and regulatory audits, consents and other services related to SEC matters; and

•	Financial accounting and reporting consultations.

(2)	Fees for audit-related services consisted of:

•	Audits and other attest work related to subsidiaries (other than statutory audits) and employee benefit plans; and

•	Other miscellaneous attest services.

(3)	Fees for tax services consisted of tax compliance and tax planning services:

•	Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings consisting primarily of assistance with tax jurisdiction registrations; and

•	Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group structuring.

(4)	Fees related to the Company’s subscription to a Deloitte research tools and assistance with identification of available grants in Europe.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has adopted a policy for the pre-approval of certain services provided by the independent auditor. Under the policy, pre-approval is generally provided for specific categories of audit, audit-related, tax and other services incremental to the normal auditing function. These categories include, among others, the following: employee benefit plan audits; acquisition and disposition services, including due diligence; audits of subsidiaries and other attest services unrelated to the consolidated audit; tax compliance and certain tax planning advice work; accounting consultations and support related to generally accepted accounting principles in the United States; and reviews and consultations on internal control matters.

Audit, audit-related and non-audit services which have not been pre-approved under the policy must be specifically pre-approved by the Audit Committee. In addition, if fees for any audit or non-audit services pre-approved under the policy exceed a pre-determined threshold during any calendar year, any additional proposed audit or non-audit

XYLEM 2016 Proxy Statement  |  11

services to be performed by the independent auditor must be specifically pre-approved by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve audit and non-audit services up to an established threshold on behalf of the Audit Committee between meetings, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

Our Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2016

PROPOSAL 3 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

This Proposal provides shareholders the opportunity to express their views on our 2015 executive compensation program and policies. In considering your vote, you should review the information on our compensation policies and decisions regarding the NEOs presented in “Executive Compensation — Compensation Discussion and Analysis.”

At our 2015 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our named executive officer compensation, with approximately 96% of votes cast in favor of our proposal. We value this endorsement by our shareholders and believe that the outcome signals our shareholders’ support of our compensation program. As a result, we continued our general approach to compensation through fiscal year 2015.

Shareholders should note that the Company’s Leadership Development and Compensation Committee (the “LDCC”) bases its executive compensation decisions on the following:

•	alignment of executive and shareholder interests by providing incentives linked to key financial performance metrics, which the LDCC believes will help drive long-term shareholder value;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	the creation of a clear link between an executive’s compensation and his or her individual contribution and performance;

•	the extremely competitive nature of the industries in which we operate, and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries in which we operate and other similar companies generally.

While the results of the vote are advisory in nature, the Board and LDCC value feedback from shareholders and will carefully consider the outcome of the vote as part of the ongoing evaluation of the Company’s executive compensation philosophy and design. For a description of our annual outreach efforts regarding compensation and governance see “Governance – Shareholder Engagement Program” on page 13.

We currently intend to hold shareholder advisory votes on executive compensation on an annual basis. Accordingly, the next advisory vote will occur at the 2017 annual meeting. The next shareholder vote on frequency will occur at our 2018 annual meeting.

Our Board of Directors recommends that you vote FOR the

Advisory Vote to Approve Named Executive Officer Compensation

12  |  XYLEM 2016 Proxy Statement

GOVERNANCE

Shareholder Engagement Program

Our Board values the input and insights of the Company’s shareholders and believes that effective Board-shareholder communication strengthens the Board’s role as an active, informed and engaged fiduciary.

Our engagement program begins each year with our annual meeting of shareholders in the spring, where we invite our shareholders to meet with, and ask questions of, our Board. Following our annual meeting, we review the votes as well as current governance trends and their relevance to the Company. In the late fall, management holds meetings with our largest investors, allowing us to receive feedback regarding the governance and compensation practices that are priorities for our investors. Management reviews the feedback from the investor meetings with the Board and the Board considers this feedback in making decisions regarding our governance practices and executive compensation program. We may hold follow-up conversations with our largest shareholders to address important issues that will be considered at the upcoming shareholder meeting. In addition to our governance and compensation outreach, we regularly engage with our shareholders on a variety of topics relating to performance and strategy, often at conferences and in-person meetings. In addition, in the early fall of 2015 we hosted an Investor and Analyst Day where the Company presented and discussed its long-term strategy and financial objectives.

In 2015, we reached out to shareholders representing approximately 57% of our outstanding shares and engaged in direct dialogue with shareholders holding approximately 40% of our outstanding shares. Following our 2015 engagement, our Board made the following changes:

•	Implemented proxy access for shareholders (see “Proxy Statement Summary – Adopted Proxy Access for Director Nominations” on page 2).

•	Adopted double-trigger change-in-control provisions for our equity awards beginning in 2016.

•	Increased the weighting of performance share units from 33% to 50% of the long-term incentive award for executive officers beginning in 2016.

See pages 26 and 27 for information regarding our 2015 advisory vote to approve executive compensation and additional changes the LDCC is making to our compensation program for 2016.

We make a concerted effort to engage with shareholders at various times throughout the year to solicit their feedback on a range of topics including those related to governance and executive compensation.

Communication with the Board. The Board has established a process to facilitate communication between shareholders and other interested parties with Directors. Communications intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to us for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. Mail addressed to “Non-Employee Directors” will be forwarded to our Independent Chairman. Junk mail, advertisements, resumes, spam and surveys will not be forwarded to the Board or Board Members. Abusive, threatening or otherwise inappropriate materials will also not be forwarded.

Corporate Governance Principles. The Board of Directors has adopted Corporate Governance Principles to establish a governance framework for the Company and setting out general principles regarding the functions and responsibilities of the Board and its committees. The Corporate Governance Principles provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may not serve on more than two public company boards (including our Board) in addition to service on their own board. Directors, who are not chief executive officers of publicly traded companies, may not serve on more than four public company boards (including our Board). The Corporate Governance Principles are reviewed by the Board periodically. The Corporate Governance

XYLEM 2016 Proxy Statement  |  13

Principles are available on our website at www.xyleminc.com, by clicking on “Investors” and then “Corporate Governance.” A copy of the Corporate Governance Principles will be provided free of charge to any shareholder upon written request to our Corporate Secretary.

Board’s Role in Risk Oversight

While management has responsibility for managing risk, our Board of Directors has responsibility for risk oversight. Risk oversight is an ongoing process and inherent in the Company’s strategic and operational decision-making. The Board discusses risk throughout the year in general terms and in relation to specific proposed actions. In addition, the Board receives periodic updates from management on the financial and operating results of the Company, as well as on the strategic and annual operating plans and provides appropriate input and perspectives. The Board has delegated responsibility for the oversight of certain risk categories to its committees based on the committee’s expertise and applicable regulatory requirements, as summarized below. Each committee regularly receives updates on these matters and reports on them to the Board. In addition, management periodically reports to the Board and its committees on specific, material risks as they arise or as requested by the Board.

Management conducts an enterprise-wide risk management program that is designed to bring to the Board’s attention the Company’s most material risks for evaluation, including strategic, operational, financial and reputational risks. The Board and its committees work with management, as well as our independent and internal auditors, to incorporate enterprise-wide risk management into corporate strategy and business operations. In 2015, we strengthened our approach to managing cyber risk by establishing a cross-functional cyber risk committee that meets regularly and provides updates and reports to the Nominating and Governance Committee and as requested to the Board. We also made enhancements to the management of compliance related risks, including a comprehensive update to our global anti-corruption program.

Board/Committee	Examples of Areas of Risk Oversight
Board	• Significant commercial and capital markets risks • Significant legal or reputational matters • Significant mergers and acquisitions • Competitive developments

Audit Committee

•     Oversight of overall risk assessment and risk management processes and policies

•     Accounting, controls and financial disclosures

•     Financial statements and financial risk exposures

•     Tax strategy and related risks

Finance, Innovation & Technology Committee	• Capital spending • Financing strategies and liquidity • Technology and innovation

Leadership Development & Compensation Committee

•     Executive compensation philosophy and program design (as described in more detail under “Compensation Risk Oversight” on page 18)

•     Executive development and leadership

•     Succession planning for senior management

Nominating and Governance Committee	• Compliance programs, including anti-corruption and environmental, health & safety • Cyber risk • Corporate governance • Sustainability

14  |  XYLEM 2016 Proxy Statement

Separation of Chairman and Chief Executive Officer. Xylem has had an independent Chairman since its inception in 2011. In today’s challenging economic and regulatory environment, directors are required to spend a substantial amount of time and energy successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, the Board of Directors currently believes that having a separate Chairman, whose sole job is to lead the Board, allows our CEO to focus his time and energy on running the day-to-day operations of our Company. However, the Board will consider the continued appropriateness of this structure as necessary to meet the best interests of the Company. The Board believes that our current leadership structure strengthens the Board’s role in risk oversight of the Company.

Director Independence. Our Corporate Governance Principles require a majority of our Board to be comprised of Directors who are independent in accordance with the NYSE’s listing standards. The Board conducts an annual review and has affirmatively determined that nine of our ten Directors (Curtis J. Crawford, Robert F. Friel, Victoria D. Harker, Sten E. Jakobsson, Steven R. Loranger, Edward J. Ludwig, Surya N. Mohapatra, Jerome A. Peribere and Markos I. Tambakeras) meet the independence requirements in the NYSE’s listing standards. Steven R. Loranger, who served as our Chief Executive Officer from September 2013 until March 2014, currently meets the independence requirements in the NYSE’s listing standards because his service as CEO was on an interim basis. Patrick K. Decker is not independent because he serves as President and CEO of Xylem.

Independence: All of our Directors are independent, with the exception of our CEO.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee is responsible for identifying and recommending qualified director candidates to the Board of Directors. In fulfilling this responsibility, the Nominating and Governance Committee seeks to identify candidates who possess the attributes and experiences necessary to provide a broad range of personal characteristics to the Board, including diversity, management skills, and technological, business and global experience. On an annual basis, as part of its self-assessment, the Board of Directors will assess whether the mix of directors is appropriate given the Company’s needs. As part of its process in identifying new candidates to join the Board of Directors, the Nominating and Governance Committee considers whether and to what extent the candidate’s attributes and experiences will individually and collectively complement the existing Board, recognizing that Xylem’s business and operations are diverse and global in nature.

The Nominating and Governance Committee considers recommendations from many sources, including shareholders, regarding possible director candidates. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, New York 10573. The Nominating and Governance Committee and Board use the same criteria for evaluating candidates regardless of the source of the referral.

Board Diversity: Our Board actively seeks to consider diverse candidates for membership on the Board, taking into account diversity in terms of viewpoints, professional experience, education and skills as well as race, gender and nationality.

Code of Conduct. Our Code of Conduct requires all of our Directors, officers and employees to act ethically and honestly. The Code of Conduct is available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.” We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, CFO and Chief Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K. A copy of the Code of Conduct will be provided free of charge to any shareholder upon request to our Corporate Secretary.

Related Party Transactions. We have a written policy that governs the reporting, review and approval or ratification of transactions with related parties. The policy covers, but is not limited to, the related party transactions and relationships required to be disclosed under SEC rules. The policy supplements our Code of Conduct which addresses potential conflict of interest situations. Under our policy, Directors and executive officers are required to promptly notify the Chair of the Nominating and Governance Committee and our Corporate Secretary of any actual or potential related person transactions so that the transaction can be reviewed and considered for approval or ratification by the Nominating and Governance Committee.

XYLEM 2016 Proxy Statement  |  15

In reviewing related party transactions, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•	whether terms or conditions of the transaction are generally similar to those available to third parties;

•	the level of interest or benefit to the related party;

•	the availability of alternative suppliers or customers; and

•	the benefit to the Company.

Any Nominating and Governance Committee member who is a related party with respect to a transaction under review may not participate in the deliberations about the transaction or vote for its approval or ratification.

The policy provides pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a related party would not have a material interest in a transaction of that type or due to the nature, size or degree of significance to the Company.

In 2015 there were no related party transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD MEETINGS

Regular attendance at Board meetings and the Annual Meeting is expected of each Director. During 2015, there were seven Board meetings and 20 committee meetings. In 2015, average attendance of our Directors at Board and applicable committee meetings (held during the period that such director served) was 98% and no Director attended fewer than 75% of the total number of Board and applicable committee meetings.

All of our Directors were present at the annual meeting held in 2015. The independent directors hold regularly scheduled executive sessions without Company management present. Markos I. Tambakeras, the Chairman of the Board, presides over these independent sessions.

Site Visits: We encourage our Directors to conduct site visits, and at least one meeting per year is held at one of our sites so that our Directors can meet with employees, customers and visit our facilities. In 2015, this site visit occurred in Charlotte, North Carolina and all of our Directors attended.

BOARD COMMITTEES

Our Board has established four committees: the Audit Committee, the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee. The Board has adopted a written charter for each of these committees, which are available on our website at www.xyleminc.com, by clicking “Investors” and then “Corporate Governance.”

AUDIT COMMITTEE

The Audit Committee held eight meetings in 2015.

The primary purpose of the Audit Committee is to assist with Board oversight of the Company’s financial reporting process. The duties and responsibilities of the Audit Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	Determine the appointment, compensation, evaluation and termination of the independent auditors.

•	Review and discuss with management and independent auditors the annual audited financial statements and quarterly financial statements of the Company.

•	Discuss policies with respect to risk assessment and risk management.

•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by independent auditors in the course of the audit work.

•	Review major issues regarding the Company’s accounting principles and internal controls.

16  |  XYLEM 2016 Proxy Statement

Independence and Financial Expertise: The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE, SEC rules and regulations and our Corporate Governance Principles. All members of the Audit Committee are financially literate and the Board of Directors has determined that two Audit Committee members, Robert F. Friel and Victoria D. Harker, are “audit committee financial experts” under SEC rules.

AUDIT COMMITTEE REPORT

Xylem’s Audit Committee reports to and acts on behalf of the Board of Directors. A brief description of the primary responsibilities of the Audit Committee is included under “Committees of the Board of Directors — Audit Committee” above. Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Xylem’s independent auditors, Deloitte, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the Company’s internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the PCAOB-required letter from Deloitte regarding its communications with the Audit Committee concerning independence, and the Committee has discussed with Deloitte its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for 2015 which was filed with the SEC.

Audit Committee of the Company’s Board of Directors:

Victoria D. Harker, Chair

Robert F. Friel

Sten E. Jakobsson

Steven R. Loranger

FINANCE, INNOVATION AND TECHNOLOGY COMMITTEE

The Finance, Innovation and Technology Committee held four meetings in 2015.

The primary purpose of the Committee is to assist the Board of Directors in its oversight of the Company’s financing strategy and activities, investment policies and matters relating to the financial condition of the Company and to oversee and provide counsel on matters of innovation and technology. The duties and responsibilities of the Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	Review the Company’s capital spending plan.

•	Review the Company’s financial strategies, capital structure and liquidity.

•	Review the Company’s technology and innovation strategy in the context of overall corporate strategy, goals and objectives.

•	Review the progress, results and effectiveness of the Company’s proposed and ongoing major research and development activities relating to new products and businesses.

•	Review the Company’s information technology strategy in the context of the Company’s growth strategy.

•	Oversee the Company’s strategy regarding the protection of intellectual property for new and existing technologies of the Company.

XYLEM 2016 Proxy Statement  |  17

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee held four meetings in 2015.

The primary purpose of the LDCC is to provide oversight of compensation, benefits, development and succession for executive officers of Xylem. The duties and responsibilities of the Committee are set forth in its Charter, which is available on our website, and include, among other things, the following:

•	Approve and oversee administration of the Company’s executive compensation program including incentive plans and equity-based compensation plans.

•	Set annual performance goals and strategic objectives for the CEO and evaluate CEO performance against such goals.

•	Approve individual compensation actions for executive officers.

•	Oversee the establishment and administration of the Company’s executive officer benefit programs and severance policies.

•	Oversee leadership development and succession planning for executive officers.

Compensation Risk Oversight. As part of the Board’s risk oversight responsibilities, the LDCC considers the risk factors associated with the Company’s businesses in determining compensation structure and pay practices on an annual basis. The LDCC reviewed the results of management’s annual compensation risk evaluation for 2015 and concluded that: (i) compensation across the Company was structured to discourage unnecessary or excessive risk-taking behavior and to encourage long-term value creation, and (ii) there were no risks reasonably likely to have a material adverse effect on the Company. Management’s compensation risk assessment is comprehensive in assessing financial, operational and critical talent retention risks. Our goal is to have compensation programs which are aligned with key business priorities and results that drive shareholder value. In addition, total compensation opportunity for executive officers is weighted toward long-term compensation, which is consistent with our compensation philosophy. The following table summarizes the risk mitigation factors for each element in our executive compensation program:

Compensation Element	Risk Mitigation Factors

Base Salary

•     Fixed component.

•     Represents a relatively small percentage of total compensation.

•     Benchmarked to market median along with total compensation to help ensure that executives are not taking excessive risk to achieve sufficient cash pay.

Annual Incentive Plan

•     Determined based on multiple performance factors to align executives globally on key business priorities.

•     Regular assessment of the pay and performance relationship of Annual Incentive Plan performance targets and range of potential payouts to ensure appropriate pay for performance alignment.

•     Final payouts made after a validation process to confirm business results and applicable earned payout.

•     Capped team performance scores and awards payable to any individual.

•     Payouts subject to clawback policy.

Long-Term Incentive Plan

•     LTIP awards valued and granted on the approval date.

•     Balanced mix of equity award types intended to discourage actions that unnecessarily increase stock volatility.

•     Balanced mix of performance metrics (an internal absolute metric and an external relative metric) intended to ensure pay for performance based on company goals and directly linked to delivering shareholder value.

•     Regular assessment of the pay and performance relationship of Long-Term Incentive Plan performance targets and range of potential payouts to ensure appropriate pay for performance alignment.

•     Re-pricing or exchange of stock options without shareholder approval prohibited.

•     Stock ownership guidelines for senior executives.

•     Payouts subject to clawback policy.

•     Strong insider trading policy, which prohibits the hedging and pledging of our common stock.

18  |  XYLEM 2016 Proxy Statement

Additional information on the roles and responsibilities of the LDCC is provided under “Compensation Discussion and Analysis”.

Independence and Outside Directors: The Board of Directors has determined that each member of the Leadership Development and Compensation Committee meets the independence requirements of the NYSE (including those applicable specifically to compensation committee members) and our Corporate Governance Principles. The Board has also determined that all four members of the Compensation Committee are “non-employee directors” under the SEC’s rules and “outside directors” for purposes of 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Interlocks and Insider Participation. None of the members of the Leadership Development and Compensation Committee during fiscal year 2015 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Leadership Development and Compensation Committee or Board of Directors.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Leadership Development and Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is furnished by the members of the Leadership Development and Compensation Committee of the Board of Directors:

Curtis J. Crawford, Ph.D. Chair

Victoria D. Harker

Sten E. Jakobsson

Edward J. Ludwig

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee held four meetings in 2015.

The primary purpose of the Committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders. The duties and responsibilities of the Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

•	Develop, review, update and recommend corporate governance principles to the Board of Directors.

•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.

•	Determine the composition of Board committees, including the chair.

•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

•	Oversee the business ethics and anti-corruption programs.

•	Administer the Board of Directors’ annual Board and committee self-assessment.

•	Identify, evaluate and propose nominees for election to the Board of Directors and conduct searches for prospective Board members.

•	Oversee specialty compliance programs, including environmental, health and safety, business continuity, trade compliance and cyber risk.

•	Review the Company’s sustainability programs and related activities.

Independence: The Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Principles.

XYLEM 2016 Proxy Statement  |  19

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table below, and by all current Directors and executive officers as a group as of February 15, 2016. The percentage calculations below are based on an outstanding share number of 178,485,808. The number of shares beneficially owned by each Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the power to vote, or the power to transfer, and any shares the person has the right to acquire within 60 days by the exercise of any stock option or other right. Unless otherwise indicated, each individual has sole voting and investment power or shares those powers with his or her spouse.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)(2)		Percentage of Class
Curtis J. Crawford	53,914		*
Patrick K. Decker	199,323		*
Robert F. Friel	11,246		*
Victoria D. Harker	11,773		*
Sten E. Jakobsson	8,240		*
Steven R. Loranger	481,681	(3)	*
Edward J. Ludwig	21,817	(4)	*
Surya N. Mohapatra	27,507		*
Jerome A. Peribere	6,532	(5)	*
Markos I. Tambakeras	49,269		*
Pak Steven Leung	8,863		*
Kenneth Napolitano	209,985		*
Shashank Patel	36,898		*
Colin R. Sabol	127,775		*
Michael T. Speetzen	0	(6)	*
All Current Directors and Executive Officers as a Group (19 persons)	1,370,177		*

*Less than 1%

(1)	The shares shown includes the following vested but deferred RSUs: Robert F. Friel, 9,789 RSUs; Edward J. Ludwig, 9,983 RSUs; Surya N. Mohapatra, 1,355 RSUs; Jerome A. Peribere, 3,249 RSUs; and all directors as a group, 24,376.
(2)	The shares shown includes the following shares that directors and executive officers have the right to acquire within 60 days after January 29, 2016: Curtis J. Crawford, 2,860 shares; Patrick K. Decker, 121,628 shares; Steven R. Loranger, 247,512 shares; Surya N. Mohapatra, 2,869 shares; Pak Steven Leung, 6,627 shares; Kenneth Napolitano, 170,421 shares; Shashank Patel, 30,362 shares; Colin Sabol, 96,805 shares; and all directors and executive officers as a group, 629,130 shares.
(3)	Includes 50,551 shares held by a family trust of which Mr. Loranger’s spouse is the trustee and 177,118 shares held by a family trust of which Mr. Loranger is the trustee and disclaims beneficial ownership.
(4)	Includes 6,004 shares of deferred phantom stock.
(5)	Includes 18,264 shares held by a family trust of which Mr. Tambakeras and his spouse are co-trustees and as to which Mr. Tambakeras disclaims beneficial ownership.
(6)	Mr. Speetzen left the Company on July 30, 2015.

20  |  XYLEM 2016 Proxy Statement

Certain Beneficial Owners

Set forth below is information regarding any person known to the Company as of February 15, 2016 to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2015. As of December 31, 2015, the Company had 178,377,157 shares of common stock outstanding. In providing the information below, we have relied on information filed with the SEC by the beneficial owners. This information does not include holdings by the trustee with respect to individual participants in the Xylem Retirement Savings Plan.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC (1)	12,298,709	6.86
2200 Ross Avenue, 31st Floor Dallas, Texas 75201
BlackRock, Inc. (2)	10,963,706	6.10
40 East 52nd Street New York, New York 10022
Parnassus Investments (3)	10,723,328	5.98
1 Market Street, Suite 1600 San Francisco, CA 94105
The Vanguard Group (4)	14,867,064	8.28
100 Vanguard Boulevard Malvern, Pennsylvania 19355
T. Rowe Price Associates, Inc. (5)	10,500,727	5.80
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	As of December 31, 2015, Barrow, Hanley, Mewhinny & Strauss, LLC had sole voting power with respect to 1,668,091 shares and shared voting power with respect to 10,630,618 shares and sole dispositive power with respect to 12,298,709 shares. The foregoing information is based solely on a Schedule 13G filed by Barrow, Hanley, Mewhinny & Strauss, LLC with the SEC on February 3, 2016.
(2)	As of December 31, 2015, BlackRock, Inc. had sole voting power with respect to 9,390,394 shares and sole dispositive power with respect to 10,963,706 shares. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2016.
(3)	As of December 31, 2015, Parnassus Investments had sole voting power with respect to 10,723,328 shares and sole dispositive power with respect to 10,723,328 shares. This information is based solely on a Schedule 13G filed by Parnassus Investments with the SEC on February 12, 2016.
(4)	As of December 31, 2015, The Vanguard Group had sole voting power with respect to 337,499 shares, sole dispositive power with respect to 14,520,618 shares and shared dispositive power with respect to 346,446 shares. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2016.
(5)	As of December 31, 2015, T. Rowe Price Associates, Inc. had sole voting power with respect to 2,788,992 shares and sole dispositive power with respect to 10,500,727 shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2016.

XYLEM 2016 Proxy Statement  |  21

Stock Ownership Guidelines

We have adopted stock ownership guidelines to encourage Directors and executive officers to build their ownership positions in our common stock over time. We believe that stock ownership guidelines are an important governance feature because they promote executive officer and Director commitment to the Company and strengthen the alignment between executive compensation and shareholder interests.

Our guidelines currently provide for the following stock ownership levels:

Chief Executive Officer	5 X Annual Base Salary
Chief Financial Officer	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Directors	5 X Annual Cash Retainer

It is expected that all shares acquired through the vesting of restricted stock units or performance share units and through the exercise of stock options will be held until the applicable ownership level is met. In addition to this expectation, the Company requires the officers subject to the guidelines to retain at least 50% of the net (after-tax) shares acquired through the vesting of restricted stock units and performance share units as needed to meet the applicable ownership level.

Compliance with the guidelines is monitored periodically. We take the individual’s tenure into account in determining compliance with the guidelines. Directors and executive officers are given five years from the date they first become subject to a particular level of stock ownership to meet the applicable ownership level. As of February 15, 2016, all Directors and executive officers have met or are on track to meet the ownership guidelines.

Prohibition on Hedging, Pledging and Shorting Xylem Stock

Our Insider Trading Policy prohibits employees, including executive officers and Directors from engaging in any hedging transactions with respect to Company securities. This includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of Company securities. Our Insider Trading Policy also prohibits short sales of Company securities and derivative or speculative transactions in Company securities and pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

Policy on Rule 10b5-1 Trading Plans

Our Insider Trading Policy allows executive officers and Directors to enter into pre-established trading plans for sales of Company securities. Under the policy:

•	All Rule 10b5-1 plans must be pre-cleared by Xylem’s legal department.

•	A 10b5-1 plan may only be entered into during an open trading window and while the insider is not in possession of material non-public information.

•	No trades may occur for the first 30 days after entering into a 10b5-1 plan and no trading may occur until 60 days after elective termination of a 10b5-1 plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and any persons beneficially owning more than 10% of the Company’s outstanding common stock, to file reports of stock ownership and changes in ownership with the SEC within specified time periods. Based on a review of reports filed during 2015 and written representations from the Company’s executive officers and Directors, the Company believes that all reports required to be filed in 2015 were filed on time.

22  |  XYLEM 2016 Proxy Statement

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving as directors. Each non-employee Director receives a $100,000 annual cash retainer and a $120,000 annual equity award in the form of restricted stock units (“RSUs”). To reflect their additional responsibilities, the Chairs of the Finance, Innovation and Technology Committee, the Leadership Development and Compensation Committee and the Nominating and Governance Committee each receive an additional cash retainer of $12,000 and the Chair of the Audit Committee receives an additional cash retainer of $17,000. The Independent Chairman of the Board receives an additional retainer of $135,000 consisting of $67,500 in cash and $67,500 in RSUs.

The amounts reflected in the “Fees Earned or Paid in Cash” column in the table below represent compensation for services in 2015, even though the Directors received payment in 2015 for their service from May 12, 2015, the day after the 2015 annual meeting, through May 10, 2016, the day prior to the Annual Meeting.

Deferred Compensation Plan for Directors. Directors have the ability to defer their cash retainers and/or their RSUs. Directors may defer their cash retainers until a specified distribution date or until retirement or earlier death. Directors may also choose how deferred amounts will be valued until paid; they may choose to have the deferred amount credited with a fixed rate of interest or to have the deferred amount adjusted periodically based on the value of our common stock. Directors may defer settlement of RSUs until termination of service on the Board or the earlier of a date specified by the Director or the Director’s termination of service on the Board.

Other Board Compensation. The Company reimburses Directors for certain expenses incurred in connection with attending Board, committee and shareholder meetings, including travel, hotel accommodations, meals and other incidental expenses for the Director (and his or her spouse if specifically invited to attend). The Company may also from time to time, provide Directors and their spouses token gifts of nominal value. Directors are reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

Directors are eligible to participate in the Company’s matching gifts program on the same terms as our employees. Under this program, the Company will match up to $5,000 in annual donations made to Xylem’s Watermark Fund or its non-profit partners.

Indemnification and Insurance. We indemnify our Directors to the full extent permitted by law and maintain insurance to protect the Directors from liabilities, including certain instances where we could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,500,000 of coverage. Non-employee Directors also participate in a non-contributory group life insurance plan that provides $100,000 of coverage.

XYLEM 2016 Proxy Statement  |  23

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Curtis J. Crawford	112,000	120,016	232,016
Robert F. Friel (3)	100,000	120,016	220,016
Victoria D. Harker	117,000	120,016	237,016
Sten E. Jakobsson	100,000	120,016	220,016
Steven R. Loranger	100,000	120,016	220,016
Edward J. Ludwig (4)	112,000	120,016	232,016
Surya N. Mohapatra	112,000	120,016	232,016
Jerome A. Peribere	100,000	120,016	220,016
Markos I. Tambakeras	167,500	187,522	355,022

(1)	Fees earned may be paid, at the election of the Director, in cash or deferred cash. Non-employee Directors may irrevocably elect deferral into an interest-bearing cash account or an account that tracks the performance of Xylem common stock.

(2)	The grant date fair value for each RSU was $36.49, which was the closing price of Xylem’s common stock on May 12, 2015. The number of RSUs granted to all non-employee Directors was determined by dividing the annual equity award by the closing price of Xylem’s common stock on the date of grant. Directors receive dividend equivalents on the RSUs but have no other rights as shareholders with respect to the RSUs until vesting.

(3)	Mr. Friel elected to defer his 2015 retainer and his 2015 RSU grant until the earlier of termination of service on the Board or January 15, 2020.

(4)	Mr. Ludwig elected to defer his 2015 RSU grant until termination of service on the Board.

DIRECTOR STOCK AND OPTION AWARDS OUTSTANDING AT 2015 FISCAL YEAR END

The following table reflects stock and option awards outstanding as of December 31, 2015 for non-employee Directors. Outstanding stock awards consists of unvested and deferred RSUs.

Name	Outstanding Stock Awards	Outstanding Option Awards
Curtis J. Crawford	3,289	2,860
Robert F. Friel	9,789	—
Victoria D. Harker	3,289	—
Sten E. Jakobsson	3,289	—
Steven R. Loranger	3,289	247,512
Edward J. Ludwig	9,983	—
Surya N. Mohapatra	4,644	2,860
Jerome A. Peribere	6,538	—
Markos I. Tambakeras	5,139	2,860

24  |  XYLEM 2016 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction & Background

This section describes the compensation programs and philosophy for our Named Executive Officers (“NEOs”) in 2015:

NEO	Position
Patrick K. Decker	President & Chief Executive Officer (“CEO”)
Shashank Patel	Interim Chief Financial Officer (“CFO”)
Kenneth Napolitano	Senior Vice President (“SVP”) and President, Applied Water Systems
Colin R. Sabol	SVP and President, Analytics and Treatment
Pak Steven Leung	SVP and President, Emerging Markets
Michael T. Speetzen	Former SVP and CFO

Mr. Speetzen resigned as SVP and CFO effective July 30, 2015. The Board appointed Mr. Patel (Vice President, Finance of Applied Water Systems) to serve as the Company’s Interim CFO. The programs and policies described in this section, unless otherwise specified, generally do not include Mr. Patel due to his interim CFO status. Effective October 1, 2015, the Board appointed Mr. Sabol to serve as SVP and President, Analytics and Treatment. He had served previously as SVP and President, Dewatering. On April 1, 2015, Mr. Leung joined the Company to serve as SVP and President, Emerging Markets.

Executive Summary

Business Performance for 2015

Key Financial Results for 2015
• Revenue* was $3.65 billion, up 1% in constant currency from 2014;
• Adjusted Net Income* was $336 million and Adjusted Earnings Per Share* was $1.85, up 5% in constant currency from 2014; and
• Free Cash Flow* was $347 million, up 17% from 2014, representing a conversion of 105% of Net Income.

* Non-GAAP financial measures that exclude certain items. For a description and reconciliation of the items excluded from these measures relative to our reported GAAP financial results, please refer to pages 28-29 of Xylem’s 2015 Annual Report on Form 10-K.

We made meaningful progress in 2015 in advancing our strategic priorities and raising our level of execution:

•	We generated growth by focusing on customers and innovation. We won significant new business to help solve customers’ greatest water productivity, quality and resilience challenges. We implemented new commercial information technology enabling platforms in a number of markets that helped increase our win rates on new opportunities. We expanded our presence in the Middle East and China, growing our local selling and manufacturing capabilities to better serve customers’ needs in these key markets.

•	We became more efficient as a company. We delivered cost reduction savings of $117 million through our global procurement organization and lean initiatives. We started reducing complexities through initiatives that will lead the way to operational excellence, and trained senior leaders in continuous improvement methodologies that they can apply to improve business processes across their organizations.

•	We provided strong returns to shareholders. We increased the return of capital to shareholders by 24% from 2014, which includes a 10% increase in the dividend and $175 million of share repurchases.

XYLEM 2016 Proxy Statement  |  25

•	We advanced sustainable business practices. Xylem was named to several indices used by investors to track performance of companies with a leadership role in measuring and reporting on their sustainability performance: the Dow Jones Sustainability Index for North America, the MSCI Global Sustainability Index Series, the FTSE4Good Index Series, and the NASDAQ OMX CRD Global Sustainability Index.

We delivered solid results, executing well in the marketplace, and advancing our long-term growth initiatives. However, we did fall short of our internal targets, which significantly impacted our performance-based compensation payout as described in detail under “Annual Incentive Plan – 2015 AIP Awards Paid in 2016.” As we look ahead in 2016, we remain focused on continuing our key growth initiatives, including driving sales excellence, increasing our research and development investment, and accelerating business simplification to drive Xylem’s growth and enhance shareholder value.

2015 Executive Compensation Highlights

Based on our Executive Total Rewards Philosophy, the Leadership Development and Compensation Committee (“LDCC”) took the following compensation actions in 2015:

•	Base Salary: The LDCC made adjustments of 3% or less to the NEOs’ base salaries based on its review of market competitive levels (described in detail under “Our Executive Compensation Program – Base Salary”).

•	Annual Incentive Compensation: Our Annual Incentive Plan (“AIP”) awards are directly linked to the Company’s annual performance and growth objectives. For the 2015 performance year, the AIP team performance has equal weighting for three key financial metrics and individual performance pool funding is aligned to total team performance:

Actual AIP awards are described in detail under “Our Executive Compensation Program – Annual Incentive Plan”.

•	Long-Term Incentive Compensation: Our Long-Term Incentive Plan (“LTIP”) awards are designed to align executive pay with long-term value creation for shareholders. The 2015 LTIP awards for NEOs included the following (described in detail under “Our Executive Compensation Program – Long-Term Incentive Plan”):

2015 LTIP Award

33%	Performance share units (“PSUs”) to be earned based on a pre-set, three-year return on invested capital (“ROIC”) metric

33%	Time-based restricted stock units (“RSUs”)

34%	Non-qualified stock options (“Stock Options”)

The 2015 LTIP awards for NEOs were consistent with levels of grants in 2014 and targeted at market median.

2015 Advisory Vote to Approve Executive Compensation and Shareholder Engagement

Each year, the LDCC actively considers results from the annual shareholders advisory vote on executive compensation and shareholder engagement when reviewing the executive compensation programs. At our 2015 annual meeting, our shareholders expressed a high level of support (96%) for the compensation of our NEOs. The LDCC believes this result conveyed our shareholders’ support of the existing executive compensation programs and did not make any specific changes to the executive compensation programs as a result of the vote. The LDCC did, however, decide to

26  |  XYLEM 2016 Proxy Statement

implement LTIP design changes in connection with shareholder feedback received as part of our shareholder engagement program, while also taking into consideration the Company’s strategic priorities, market analysis, and thorough discussions with management. The LTIP design changes, which will be implemented starting in 2016, will enhance alignment of our LTIP to our long-term business strategy and evolving leadership culture while recognizing external expectations and continued market trends.

2016 Modifications to Executive Compensation

•	Treatment of LTIP Awards upon Change of Control: The LDCC is committed to providing severance benefits that align the interests of management with those of shareholders. To further this commitment, LTIP awards granted in 2016 and onward will have a double-trigger vesting upon change of control.

•	Performance Metrics for PSUs: Since the introduction of PSUs in 2013, ROIC has been the only performance metric with Total Shareholder Return (“TSR”) as a modifier. To further align with shareholder interests and to have a balanced approach to address both internal and external performance, the LDCC will include TSR as a performance metric. For 2016, 50% of PSUs will be earned based on an internal, pre-set, three-year ROIC metric and 50% based on relative three-year TSR metric measured against the S&P 500 (modified to exclude Financial Services companies).

•	Mix of PSUs, RSUs and Stock Options: Historically, CEO and direct reports of the CEO received PSUs with a LTIP award weighting of 33%. To further drive our pay-for-performance culture and shareholder value over the long term, for LTIP awards granted in 2016 and onward the weighting of PSUs will increase and the mix will be as follows: 50% PSUs, 25% RSUs and 25% stock options.

•	Vesting Restriction Period for RSUs: RSUs awarded previously are subject to three-year cliff vesting. To align with peer practice and continued market trends, the LDCC adopted a vesting schedule of one-third per year for RSUs granted in 2016 and onward.

XYLEM 2016 Proxy Statement  |  27

Best Practices

Our compensation program incorporates the following best practices:

What We Do	What We Don’t Do

✓ Pay-for-Performance:A significant portion of our NEO pay is performance-based and not guaranteed.

✓ BalancedCompensation Design: Our executive compensation program is designed to align with the Company’s business strategy and shareholders’ interests in the context of market practices.

✓PeerGroup Selection: We conduct a robust annual review and validation of our compensation peer group to ensure that the number of peer companies is appropriate and each peer company remains comparable.

✓ CompensationBenchmarking: We conduct benchmarking studies on a regular basis to ensure that our compensation programs have a balanced portfolio approach for fixed versus variable compensation.

✓ProactiveManagement of Share Utilization: Throughout the year, we regularly review and project share utilization to ensure reasonable overhang and annual run rate levels.

✓ AnnualRisk Assessment: Annually, we conduct a global risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company. No material adverse risks were identified through the annual compensation risk assessment.

✓ClawbackPolicy: We have a clawback policy which applies to both cash and equity performance-based compensation.

✓Double-TriggerChange of Control Provision: We have adopted double-trigger vesting upon a change of control for our severance agreements and, starting in 2016, for our LTIP awards.

✓ StockOwnership Guidelines: All of our NEOs and Directors are expected to hold stock valued at a multiple of base salary.

✓ Insider-TradingPolicy: We have a robust insider-trading policy which prohibits trading on inside information.

✓ Engagementof an Independent Compensation Consultant: The LDCC retains an independent compensation consultant to provide advice on executive officer and Director compensation matters.

✗  No Tax Gross-Ups: Tax gross-ups are not provided by Xylem except in the case of taxable relocation expenses or non-permanent international assignment support. We do not provide Section 280G excise tax gross-ups for our NEOs.

✗   No Fixed-Term Employment Contracts: We do not have a fixed-term employment contract with any of our NEOs. We entered into a letter agreement with Mr. Decker, as disclosed in our 2014 Proxy Statement, which does not provide for a specific term of employment.

✗  No Special Retirement Plan for NEOs: We do not provide any retirement benefits to NEOs, other than the benefits available to the broader population of salaried employees.

✗   No Perquisites for U.S based NEOs: We currently do not provide any perquisites for our U.S. based NEOs.

✗   Prohibition on Speculative Transactions: We have an anti-shorting, pledging and hedging policy which prohibits our officers and Directors from purchasing financial instruments, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Xylem securities.

OUR EXECUTIVE COMPENSATION PROGRAM

Philosophy and Objectives

Our executive compensation program is based on the following principles:

•	Design of compensation programs should reward executives for long-term growth and profitability and should be reasonable, fair, fully disclosed, and strongly aligned with long-term shareholder value creation.

•	Compensation should be simple, flexible and sustainable to support Xylem’s on-going business transformation and should be reviewed annually to ensure continued support of the Company’s business objectives.

•

Target compensation (base salary, target annual incentive compensation and target long-term incentive compensation) opportunities should reflect the market median for median performance and may be adjusted for

28  |  XYLEM 2016 Proxy Statement

an individual’s performance, strategic impact, level of responsibility and tenure in the position. Actual compensation and incentive award payouts should vary with annual and long-term performance.

•	Compensation should be designed and structured so that unnecessary or excessive risk-taking behavior is discouraged.

NEO Compensation Mix

To align compensation levels for NEOs with the Company’s performance and shareholder interests, our pay mix emphasizes variable compensation, including performance-based annual and long-term incentive awards. The following chart illustrates the 2015 target compensation mix for NEOs (Mr. Patel is not included due to his interim status):

Compensation Benchmarking

Executive compensation is benchmarked using the compensation levels and practices for the NEOs in our peer group and data from multiple broad-based compensation surveys. Compensation levels at peer group companies and in surveys are weighted equally in developing “market median” consensus data, as available.

Each year, the LDCC reviews and selects companies to comprise the “Primary Peer Group” for the next performance year based on the following criteria: similar business mix, global presence, revenue size, market capitalization, and talent pool. Our 2015 Primary Peer Group includes the following companies:

2015 Primary Peer Group		Xylem vs. Primary Peer Group
Agilent Technologies, Inc. Ametek, Inc. Crane Co. Donaldson Company, Inc. Dover Corporation Flowserve Corporation IDEX Corporation Lincoln Electric Holdings, Inc.	Pall Corporation Pentair Ltd. Rockwell Automation, Inc. Roper Industries, Inc. Snap-On, Inc. SPX Flow, Inc. Terex Corporation Valmont Industries, Inc. Waters Corporation

Revenue*

Market Capitalization**

* Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2015.

** Based on 2015 year-end, except for Pall, which is based on August 31, 2015.

XYLEM 2016 Proxy Statement  |  29

In October 2015, the LDCC reviewed and realigned the 2015 Primary Peer Group to maintain comparable peers. Due to recent acquisition activities, two companies (Pall Corporation and Terex Corporation) were removed. SPX Flow, Inc., which spun-off from SPX Corporation, remains appropriate as a peer company. To maintain an appropriate number of peer companies and considering the size of each peer company relative to Xylem, the LDCC added Colfax Corporation, which is comparable to Xylem in terms of annual revenue, industry and global footprint. The changes will be effective for the 2016 performance year. Our 2016 Primary Peer Group and the Company’s relative percentile rankings are as follows:

2016 Primary Peer Group		Xylem vs. Primary Peer Group
Agilent Technologies, Inc. Ametek, Inc. Colfax Corporation Crane Co. Donaldson Company, Inc. Dover Corporation Flowserve Corporation IDEX Corporation	Lincoln Electric Holdings, Inc. Pentair Ltd. Rockwell Automation, Inc. Roper Industries, Inc. Snap-On, Inc. SPX Flow, Inc. Valmont Industries, Inc. Waters Corporation	Revenue* Market Capitalization** * Based on reported GAAP revenues for the most recent four quarters ended on or prior to December 31, 2015. ** Based on 2015 year-end.

The LDCC also considers a “Supplemental Peer Group” for additional context when designing compensation and other policies, but not for benchmarking compensation levels. This group consists of companies with a similar industry focus to Xylem but different revenue size parameters and includes: Danaher Corporation, Mueller Water Products, Inc., United Technologies Corporation and Watts Water Technologies, Inc. The LDCC did not make any changes to the Supplemental Peer Group for 2016.

In addition to using the Primary Peer Group for benchmarking NEO compensation, the LDCC uses data from multiple broad-based compensation surveys for assessing the competitiveness of our NEOs’ compensation. Market survey data sources include: Aon Hewitt Total Compensation Measurement, Towers Watson Compensation Data Bank, Mercer Benchmark Database and Equilar Insight Total Compensation Report. Each survey includes approximately 1,000 to 2,500 participants. The LDCC does not select the companies that participate in these broad-based surveys and does not consider the specific participants in the surveys as a factor in its compensation determinations.

Our NEOs’ target compensation opportunity is designed to approximate the market median and may be adjusted for other factors such as outstanding performance, strategic impact, level of responsibility, tenure in the position and internal pay equity. Our NEOs’ actual compensation is intended to vary on a yearly basis in accordance with actual annual and long-term performance.

30  |  XYLEM 2016 Proxy Statement

Elements of Our Executive Compensation Program — Overview

Our executive compensation program offers a mix of compensation elements with a significant focus towards variable pay. As an executive’s rank increases, the proportion of variable pay increases. There are three core elements of our compensation program for NEOs:

Compensation Element	Key Role	Purpose
Base Salary	• Fixed component of compensation.	Designed to be competitive with our peers, allowing us to attract and retain the best talent.
Annual Incentive Plan	• Variable component of compensation. • A cash incentive plan intended to recognize results in a single performance year.	Designed to link pay to Xylem’s annual performance and strategic growth objectives, as well as individual results.
Long-Term Incentive Plan

•   Variable component of compensation.

•   In 2015, 33% of the LTIP award was provided as PSUs based on a pre-set, three-year ROIC metric, 33% was provided as time-based RSUs and 34% was provided as stock options.

•   The amount of the LTIP award is based on a number of factors including strategic impact of the role, performance and market competitiveness.

Designed to link pay to long-term financial performance, to align executive incentives with shareholder value, and to help facilitate stock ownership and share retention.

Base Salary

Base salary is a fixed and core element of our executive compensation program designed to be competitive in the marketplace in order to attract and retain the best talent. Key factors that help determine base salary include:

•	Contributions to the success of the Company.

•	The individual’s level and consistency of performance.

•	Proficiency in the position, skill set and knowledge for the position.

•	Tenure in the position.

•	Specific recruitment circumstances for newly-hired executives.

Annual merit increases are based on a review of individual performance measured against specific objectives and compensation levels relative to market.

In 2015, the LDCC made the following salary adjustments for NEOs to better align their salaries to market median (excludes Mr. Leung who was a new employee in 2015):

Name	2014 Base Salary ($)	2015 Base Salary ($)	% Increase
Patrick K. Decker	925,000	950,000	2.7%
Shashank Patel	283,300	291,800	3.0%
Kenneth Napolitano	400,000	410,000	2.5%
Colin R. Sabol	400,000	410,000	2.5%
Michael T. Speetzen	515,000	527,900	2.5%

In connection with Mr. Patel’s appointment as Interim CFO and to recognize his additional responsibilities, he receives a special monthly allowance of approximately $25,000, for the duration of the Interim CFO assignment, in addition to the base salary reflected in the table above.

XYLEM 2016 Proxy Statement  |  31

Annual Incentive Plan

Our AIP is a cash-based incentive program designed to link compensation to the Company’s annual financial performance objectives.

The “Target AIP Award” opportunity for our NEOs (expressed as a percentage of base salary), is set to generally align with market median. Actual “AIP Payout” is determined as follows:

Each AIP performance metric and the overall AIP award is capped at 200% of target and results are interpolated between points for team performance results.

The AIP design requires the Company to reach a specific level of annual Adjusted Net Income (“NI Target”), which triggers the potential maximum AIP funding of 200% of target. This trigger is intended to allow for tax deductibility under Section 162(m) of the Internal Revenue Code (IRC). The actual funding of the AIP pool is based on Company performance as described below. If the NI Target is not met, the NEOs will not be eligible for any AIP payout. If the NI Target is met, within the AIP funding, the LDCC may apply negative discretion and differentiation of actual payouts based on the Company’s business results (team performance) and individual performance.

Team Performance Metrics (75%)

For 2015, three core metrics were selected to reflect the importance of top line growth, profit, and management of working capital as the foundation for building shareholder value.

Definition, weighting and payout percentage for each performance metric based on actual performance relative to target performance is summarized below:

			Performance Level Required for Payout Levels
Metric	Definition	Weighting	Below Threshold (0% of Target)	Threshold Payout (50% of Target)	Target Payout (100% of Target)	Maximum Payout (200% of Target)
Revenue	Reported GAAP revenue (excluding the impact of foreign currency fluctuations, unbudgeted acquisitions and divestitures)	25%	<95% of Target	95% of Target	100% of Target	105% of Target
Operating Income	Gross Income minus operating expenses and depreciation	25%	<90% of Target	90% of Target	100% of Target	110% of Target
Working Capital (as a % of Revenue)	Difference between assets and liabilities divided by revenue	25%	>+2% vs. Target	+2% vs. Target	100% of Target	-1% vs. Target

Individual Performance Objectives (25%)

For 2015, the LDCC selected both financial and non-financial individual objectives (“IO”) for NEOs which align closely with the Company’s strategic objectives:

•	Accelerate Profitable Growth: demonstrate stronger commercial leadership, expand our capabilities in high-growth regions and markets, strengthen our global marketing capabilities, accelerate our innovation and technology deployment and make smart acquisitions.

•	Build a “Continuous Improvement” Culture: simplify our business, enhance productivity through tools like Lean Six Sigma, and sharpen our global procurement capabilities.

•	Build Superior Leadership & Talent Development: invest in the basic foundations needed to establish Xylem as a company known for attracting and retaining world-class talent.

32  |  XYLEM 2016 Proxy Statement

•	Build a Culture of Execution and Accountability: streamline key management processes, strengthen performance management, focus our capital and resources on the right strategic priorities, and ensure collaboration across business units and functions.

IO scores are designed to be differentiated based on the assessment of the individual’s performance against his or her individual objectives. There is no specific weighting assigned to each goal and the evaluation is non-formulaic. Actual IO scores can range from 0% to 200% of target. Higher IO scores are intended to be given to individuals with the strongest performance relative to their financial and non-financial strategic objectives; and the lowest IO scores are intended to be given to individuals who have underperformed relative to their financial and non-financial strategic objectives. Each year, management and, in the case of the NEOs, the LDCC review the distribution and range of IO scores to ensure that there is appropriate differentiation based on performance.

To emphasize total Xylem performance and align the overall pool with business results, the Company funds the individual portion of the AIP award pool based on the 2015 overall Team Performance results with a floor of 90%. The IO pool funding floor recognizes that there may be strong individual performance contributions to current and future results even if current year team performance is below 90%. Individual IO scores can still range from 0% to 200%.

2015 AIP Awards Paid in 2016

In 2015, the AIP pool was funded because the Company exceeded the NI Target. The LDCC evaluated Xylem’s actual team performance against the pre-established metrics and considered the following results in determining the actual Team Performance score, overall IO funding, and payouts for NEOs:

Team Performance Metrics	Weighting	2015 Target Performance	2015 Actual Performance	Actual vs. Target	Actual Payout %
Revenue ($MM)	25%	3,740	3,693	99%	87%
Operating Income ($MM)	25%	496	470	95%	74%
Working Capital (as a % of Revenue)	25%	21%	22.7%	+1.7%	58%
			Team Performance Score:		73%

While we were able to deliver on our shareholder commitments as highlighted under “Business Performance in 2015”, we did fall short of our AIP targets for the team performance metrics. The performance above resulted in a Team Performance score of 73%. Since the Team Performance score is lower than the floor of 90%, the overall Company IO funding for the individual portion of the AIP pool was set to 90%.

The LDCC evaluated individual performance of the NEOs against their pre-established objectives in determining the actual IO performance scores. For 2015, each NEO had specific individual performance goals which closely linked to the strategic objectives listed above under “Individual Performance Objectives” and included the following:

•	Attain or exceed 2015 internal stretch targets for revenue, operating income, and working capital;

•	Drive business simplification and continuous improvement efforts to expand profit margins or drive growth;

•	Complete build out of the senior leadership team and implement enhanced leadership development programs;

•	Develop a robust Company strategy to strengthen innovation and technology and mergers and acquisition priorities;

•	Accelerate growth in China and the Middle East.

In February 2016, the LDCC determined the 2015 AIP payouts for all NEOs. Due to below target team performance, the LDCC decided to award all NEOs an IO score at or below the overall IO pool funding of 90%. The actual scores varied based on the NEOs performance versus his individual objectives. Mr. Decker received an IO score of 90% due to performance achievement related to his strategic objectives: senior leadership development, balanced capital deployment, cost reduction savings, and enhancement of Company strategy and innovation priorities. Mr. Patel received an IO score of 90% due to his strong performance as Interim CFO. Mr. Leung received an IO score of 90%

XYLEM 2016 Proxy Statement  |  33

due to performance achievement related to Company growth in the Middle East and China. IO scores for Mr. Napolitano and Mr. Sabol were below the overall pool funding of 90% to reflect the below target performance related to core performance metrics for their respective business units. As a result, the actual AIP payouts for our NEOs were, on average, 23% below their target awards. The following table summarizes the actual AIP awards paid to the active NEOs in March 2016 based on 2015 team and individual performance:

Name	Base Salary ($)	Target AIP Award (% of Salary)	Target Annual Incentive ($)	Range of Potential Payouts Based on Team & Individual Results ($)	Total Team & Individual Performance Score (%)	Actual AIP Payout ($)
Patrick K. Decker	950,000	115%	1,092,500	0 - 2,185,000	77%	843,960
Shashank Patel*	291,800	55.5%	161,949	0 - 323,898	77%	125,110
Kenneth Napolitano	410,000	70%	287,000	0 - 574,000	76%	218,120
Colin R. Sabol**	410,000	66.3%	271,830	0 - 543,660	75%	203,190
Pak Steven Leung***	402,960	60%	181,332	0 - 362,664	77%	140,080

* Mr. Patel’s AIP Award reflects 5 months at 80% (Target AIP Award for Former SVP & CFO) and 7 months at 38% (Target AIP Award for his previous role).

** Mr. Sabol was appointed to serve as SVP and President, Analytics and Treatment effective October 1, 2015. AIP Award reflects 3 months at 70% (new Target AIP Award to better align to market median) and 9 months at 65% (Target AIP Award for prior role).

*** Mr. Leung’s AIP amounts were pro-rated based on his start date.

Long-Term Incentive Plan

Our Long-Term Incentive Plan is designed to link an executive’s compensation to long-term shareholder value creation. In 2015, the LTIP award for NEOs included the following components:

Components	% of Award	Vesting Period	Rationale
PSUs	33%	Performance-based vesting that cliff vests at the end of three years.	Performance criterion (ROIC) provides strong pay-for-performance linkage. Cliff vesting supports long-term alignment with shareholder value and retention of the Company’s NEOs.
RSUs	33%	Time-based vesting that cliff vests at the end of three years.	Three-year vesting supports retention of the Company’s NEOs and long-term alignment with shareholder value in conjunction with our stock ownership guidelines.
Stock Options	34%	Time-based vesting in three annual installments.	Actual value materializes only if the share price appreciates over the stock options’ exercise price before the stock options expire. Supports share price performance and long-term alignment with shareholder value creation over the life of the option.

PSU awards underscore our pay-for-performance philosophy, provide alignment with key long-term financial metrics and strengthen the performance-based aspects of our executive officer compensation program. The LDCC also considers stock options to be performance-based, at risk-pay because the NEO does not receive any value without stock price appreciation. The mix and balance of LTIP awards were chosen based on the LDCC’s belief in performance-based compensation elements in the context of the Company’s business strategy as well as market trends and best practices. The target LTIP award value for each NEO is established each year in alignment with the market median value for long-term incentives. Mr. Patel did not receive any PSUs due to his interim CFO assignment.

The LTIP design requires the Company to reach a specific three-year NI Target, which triggers RSU vesting for NEOs (subject to continued employment) and the maximum PSU funding of 200% of target, to which the LDCC has the authority to apply negative discretion for the actual PSU payouts. This NI Target trigger is intended to allow for tax deductibility under Section 162(m) of the IRC.

Performance Share Units

PSUs are stock awards that are settled in shares of Xylem’s common stock subject to three-year cliff vesting and performance requirements. Key elements of the 2015 PSU awards were as follows:

•

For the 2015-2017 performance cycle, PSUs were granted at target (100%) with actual payout (0%-200% of target) contingent upon the achievement of a pre-set, three-year adjusted ROIC performance target. We

34  |  XYLEM 2016 Proxy Statement

believe ROIC is aligned with our efforts to build long-term value for shareholders by focusing on the effective allocation of capital. The ROIC performance target for the 2015-2017 performance cycle was set to be sufficiently challenging and aligned with the Company’s strategic plan and historical performance. We also utilize a relative TSR modifier to closely align the PSU payout with Xylem’s TSR results. If Xylem has strong adjusted ROIC performance but relative TSR performance is below the median of both the Primary Peer Group and the S&P 500 (modified to exclude Financial Services companies), the LDCC may apply a discretionary reduction of the payout to better reflect performance. Details of the target performance and actual performance will be disclosed after the end of the performance cycle.

•	Earned PSUs will be settled in shares upon vesting.

•	Holders of PSUs do not have voting rights and do not receive cash dividends during the restriction period.

•	Dividend equivalents are accrued and paid in cash only if and when PSUs vest.

•	If an employee resigns or is terminated prior to vesting, the PSUs are forfeited entirely.

•	If an employee retires, dies or becomes disabled, a prorated portion of the PSUs vests.

•	Upon a change of control, a prorated portion of the PSUs vest based on actual performance and applicable dividends will be paid.

Xylem first introduced PSUs in 2013. The 2013 and 2014 PSU awards have the same design elements described above.

Status of Annual PSU Award with Completed Performance Cycle

Performance Cycle	Performance Metric	Performance Level	Payout	Status
2013-2015	Adjusted ROIC* with TSR as modifier	Maximum: 11.6% Target: 11.2% Threshold: 10.8%	200% 100% 50%	No shares were earned from this award due to below threshold performance (10.5%)

* Defined as the three-year average tax-effected adjusted earnings before interest and amortization divided by the thirteen-point (quarterly end) average adjusted invested capital.

Restricted Stock Units

Restricted Stock Units are stock awards that are settled in shares of Xylem’s common stock subject to vesting requirements.

Key elements of the 2015 RSU awards were as follows:

•	RSUs awarded as part of the annual LTIP award are subject to three-year cliff vesting.

•	RSUs will be settled in shares upon vesting.

•	Holders of RSUs do not have voting rights and do not receive cash dividends until the RSUs are settled.

•	Dividend equivalents are accrued and paid in cash only upon vesting.

•	If an employee resigns or is terminated prior to vesting, the RSUs are forfeited entirely.

•	If an employee retires, a prorated portion of the RSUs vest and applicable dividends will be paid.

•	If an employee dies or becomes disabled or upon a change of control, the RSUs vest in full.

In certain cases, such as for new hires or to facilitate retention, select employees may receive RSUs subject to different vesting terms as determined by the LDCC. In recognition of Mr. Patel’s critical service as the interim CFO, The LDCC granted him a one-time special retention award in November in the amount of $200,000, which will vest 100% on the third anniversary of the grant date with active employment. As a result of Mr. Sabol’s promotion to SVP and President, Analytics and Treatment, the LDCC granted him an additional award in November in the amount of $200,000, which will vest 100% on the third anniversary of the grant date with active employment. As a new hire, Mr. Leung’s received a one-time sign-on award in May in the amount of $250,000 with his acceptance of the Company’s offer of employment, which will vest in three equal annual installments on the first, second and third anniversaries of the grant date with active employment.

XYLEM 2016 Proxy Statement  |  35

Stock Options

Non-qualified stock options permit participants to purchase shares of Xylem’s common stock in the future at a price equal to the stock’s value on the date the stock options were granted, which is the stock option exercise price.

Key elements of the 2015 non-qualified stock option awards were as follows:

•	Stock options vest in three equal annual installments and cannot be exercised prior to vesting.

•	If an employee resigns or is terminated prior to vesting, the unvested portions of the stock options are forfeited entirely. The vested portions of the stock options expire the earlier of three months following the termination date or the original expiration date.

•	If an employee retires, a pro-rated portion of the unvested portions of the stock options vest and remain exercisable until the earlier of three years following the retirement date or the original expiration date.

•	If an employee dies or becomes disabled, the unvested portions of the stock options vest in full and remain exercisable until the earlier of three years following the death or disability date or the original expiration date.

•	Upon a change of control, the stock options vest in full.

Additional Compensation Elements

The primary focus of our executive compensation program is on base salary, AIP and LTIP awards, but we also provide other limited benefits that are market-competitive and deemed necessary to attract, motivate and retain a high-quality management team.

Retirement and Benefit Plans

NEOs participate in the same retirement and benefit plans as the broader population of salaried employees, as applicable.

•	Retirement plans generally include retirement savings plans and deferred compensation plan (U.S. based employees only).

•	Benefit plans generally include group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance, and short- and long-term disability insurance.

Perquisites

The Company currently does not provide any perquisites to U.S. based NEOs. Mr. Leung receives a car benefit based on his temporary expatriate assignment in China.

Severance Plan Arrangements

Xylem offers severance plan arrangements in order to provide transitional assistance to NEOs who are terminated from the Company either without cause or following a change of control. Xylem maintains two severance plans for its senior executives — the Xylem Senior Executive Severance Pay Plan and the Xylem Special Senior Executive Severance Pay Plan. These plans are described in more detail in the “Potential Post-Employment Compensation” section and tables beginning on page 45. Mr. Patel is not a participant in either plan due to his interim CFO status.

36  |  XYLEM 2016 Proxy Statement

Compensation Decision-Making Process

Role of the Leadership Development and Compensation Committee

The LDCC, composed entirely of independent directors, is responsible for ensuring that our compensation program allows us to be effective in attracting, motivating and retaining top talent critical to our long-term success. The LDCC reviews management performance, succession planning and executive development on a regular and on-going basis. Their role includes establishing and overseeing the total rewards programs (including compensation, benefits and wellness, work-life balance, performance and recognition, career opportunity and development) for our NEOs. The LDCC annually reviews NEOs’ compensation to ensure it properly aligns with the Company’s business objectives and maintains strong linkage to shareholder value. During the first quarter of each year, the LDCC reviews annual performance for the prior year and approves compensation actions (currently in February) including base salaries, AIP targets and LTIP target awards for the current year. The LDCC establishes the total compensation for NEOs (excluding the CEO) after seeking input from the CEO regarding individual executives’ performance. Decisions impacting the CEO’s compensation are determined solely by the LDCC based on performance against objectives as well as market benchmarking factors. The LDCC also has oversight of the establishment and administration of executive benefit programs and severance policies. For a full discussion of LDCC authority and responsibilities, see the LDCC charter that is on our website at www.xyleminc.com, under “Investors” and then “Corporate Governance”.

Role of the Compensation Consultant

The LDCC has retained Pearl Meyer as its independent compensation consultant each year since 2011. In fiscal year 2015, Pearl Meyer only performed executive officer and Director compensation services at the direction of the LDCC. Prior to engaging Pearl Meyer each year, the LDCC reviews Pearl Meyer’s independence. The LDCC has determined that Pearl Meyer is independent and Pearl Meyer’s work does not raise any conflict of interest pursuant to the SEC and the NYSE rules. In 2015, at the request of the LDCC, Pearl Meyer attended all LDCC meetings and also met with the LDCC without management present. Pearl Meyer provided the LDCC with assessments of and recommendations on our executive compensation philosophy and program design, and assisted with the selection of our Primary and Supplemental Peer Groups. At the direction of the LDCC, Pearl Meyer also worked with management to review the results of the annual benchmarking exercise. The LDCC has sole authority to retain and terminate the compensation consultant, and is directly responsible for overseeing and compensating the consultant.

Role of Management

Management routinely provides the LDCC with current and projected results of performance-based incentive plans, as well as external data that the LDCC may consider in making decisions around total rewards for NEOs. At the request of the LDCC, Committee meetings are regularly attended by the CEO, the CFO, the Chief Human Resources Officer, the General Counsel and the Vice President of Total Rewards. Management is responsible for leading discussions about the Company’s performance, succession planning, leadership development and total rewards programs. The CEO makes recommendations to the LDCC regarding total compensation to be paid to the Company’s NEOs, other than himself, with the understanding that ultimate decisions are made by the LDCC.

XYLEM 2016 Proxy Statement  |  37

Additional Information

Change of Control Agreements

Our NEOs do not have stand-alone change of control agreements. However, many of the Company’s short-term and long-term incentive plans, severance arrangements and non-qualified deferred compensation plans provide additional or accelerated benefits upon a change of control. A description of these benefits is on page 46. The Company does not provide any tax gross-ups related to Section 280G of the IRC.

Consideration of Tax and Accounting Impacts

Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and the three other highest-paid NEOs, other than the CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.

Compensation attributable to awards under Xylem’s AIP and LTIP program are generally structured to qualify as performance-based compensation under Section 162(m). It is intended, but not required, that AIP and LTIP awards for NEOs be tax deductible. The LDCC also reserves the right to issue awards to our NEOs that are not tax deductible under Section 162(m) because the LDCC may conclude that it is in the best interests of the Company and our shareholders. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect).

Clawback Policy

We have adopted a policy that provides for recoupment of both cash and equity performance-based compensation if our Board of Directors determines that an executive officer has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of financial statements previously issued by the Company. We intend to update our policy as necessary to comply with any final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act clawback requirements once they are finalized and effective.

Earnings Black-Out Period and Timing of Stock-Based Grants

The Company typically closes the window for insiders to trade in the Company’s securities in advance of, and for a period of time immediately following earnings releases, because the Company and insiders may be in possession of material non-public information. LTIP award decisions for NEOs are typically made at the annual first quarter meeting of the LDCC. LTIP awards may be granted at a time when the Company is in possession of material non-public information. However, the LDCC does not consider the possible possession of material non-public information when it determines the number, price or timing of LTIP awards granted. Rather, the LDCC uses market competitive compensation data, individual performance and retention considerations when it grants equity awards under the LTIP. In general, LTIP awards are granted to NEOs, other executives, and Directors on the approval date. For new hires, LTIP awards are granted on the later of the LDCC approval date or the start of employment (adjusted for black-out periods).

38  |  XYLEM 2016 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for our NEOs.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Patrick K. Decker President and Chief Executive Officer	2015	981,731	—	3,299,978	1,700,003	843,960	127,798	6,953,470
	2014	711,538	—	4,626,428	1,506,814	1,004,180	378,909	8,227,869

Shashank Patel Interim Chief Financial Officer	2015	428,307	—	272,494	72,496	125,110	55,025	953,432

Kenneth Napolitano SVP and President, Applied Water Systems	2015	423,846	—	462,014	238,004	218,120	77,036	1,419,020
	2014	400,000	—	462,020	238,002	264,320	80,625	1,444,967
	2013	397,115	—	461,996	237,999	192,500	71,399	1,361,009
Colin R. Sabol SVP and President, Analytics and Treatment	2015	415,962	—	529,967	170,003	203,190	88,677	1,407,799
	2014	400,000	—	330,002	170,000	226,560	84,573	1,211,135
	2013	397,115	—	329,990	170,001	165,000	39,993	1,102,099
Pak Steven Leung SVP and President, Emerging Markets	2015	302,220	—	580,032	170,000	140,080	280,947	1,473,279

Michael T. Speetzen Former SVP and Chief Financial Officer	2015	320,350	—	858,006	441,999	—	22,425	1,642,780
	2014	515,000	—	857,992	441,998	388,930	55,404	2,259,324
	2013	512,115	—	858,018	442,003	283,250	48,553	2,143,939

(1)	Mr. Decker and Mr. Leung joined the Company in March of 2014 and April of 2015, respectively. Mr. Patel became an NEO in 2015 as a result of his appointment as Interim CFO effective July 30, 2015.

(2)	Amounts in the “Salary” column represent the actual base salary earned by the NEOs in 2015 and are pro-rated based on the NEO’s start date. Amounts for Mr. Decker, Mr. Patel, Mr. Napolitano and Mr. Sabol are slightly higher than the annualized 2015 salaries due to an extra payroll period in 2015. Mr. Patel’s amount also includes a special allowance of $126,918 (approximately $25,000 per month) to recognize additional responsibilities related to the Interim CFO assignment. For 2015, Mr. Leung’s annual salary of 552,000 was paid in Singapore dollars and the amount reported has been pro-rated and converted into U.S. dollars on an average daily exchange rate of 1.00 SGD = 0.73 USD for the entire year 2015.

(3)	Amounts in the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the PSU and RSU awards except for Mr. Patel, who did not receive a PSU award. The value of the 2015 PSU awards is reported assuming the target level of performance is achieved. Assuming the maximum performance is achieved for the 2015 PSU award, the maximum grant date fair value of the PSU award is $3,299,978 for Mr. Decker; $462,014 for Mr. Napolitano; $329,968 for Mr. Sabol; $330,034 for Mr. Leung and $858,006 for Mr. Speetzen. A discussion of the awards and assumptions used in calculating the 2015 values may be found in Note 15 to the Consolidated and Combined Financial Statements in the Company’s 2015 Annual Report on Form 10-K filed on February 26, 2016.

(4)	Amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards. A discussion of assumptions relating to 2015 stock option awards may be found in Note 15 to the Consolidated and Combined Financial Statements in the Company’s 2015 Annual Report on Form 10-K filed on February 26, 2016.

(5)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent AIP awards earned for the each performance year. Mr. Leung’s AIP award was paid in Singapore dollars and the amount reported has been converted into U.S. dollars on an average daily exchange rate of 1.00 SGD = 0.73 USD for the entire year 2015.

(6)	Amounts in this column represent items specified in the “All Other Compensation Table” below.

XYLEM 2016 Proxy Statement  |  39

All Other Compensation Table

Name	Company Contribution to Tax-Qualified Retirement Savings Plan ($)(a)	Company Contribution to Non-Qualified Retirement Savings Plan ($)(b)	Other ($)(c)	Total All Other Compensation ($)
Patrick K. Decker	18,550	109,248	0	127,798
Shanshank Patel	31,800	19,380	3,845	55,025
Kenneth Napolitano	31,800	45,236	0	77,036
Colin R. Sabol	18,550	24,791	45,336	88,677
Pak Steven Leung	11,020	0	269,926	280,947
Michael T. Speetzen	18,550	3,875	0	22,425

(a)	These amounts include contributions in fiscal year 2015 as well as contributions for the 2015 AIP award earned in 2015 and paid in 2016. For Mr. Leung, the amount represents Xylem’s contribution to local retirement savings plan in Singapore dollars and has been converted into U.S. dollars on an average daily exchange rate of 1.00 SGD = 0.73 USD for the entire year 2015.

(b)	These amounts include contributions in fiscal year 2015 as well as contributions for the 2015 AIP award earned in 2015 and paid in 2016. Xylem contributions are unfunded and earnings accrue at the same rate as the Stable Value Fund available to participants in the tax-qualified retirement savings plan.

(c)	For Mr. Patel, the amount represents reimbursement for spousal travel costs associated with his interim CFO assignment.

For Mr. Sabol, the amount represents relocation benefits he received in connection with his new assignment. This is consistent with benefits provided for other employees that require relocation due to a new work assignment.

For Mr. Leung, the amount represents relocation and expatriate benefits he received in connection with his international assignment in China as a Singapore national. Amounts paid in Singapore dollars and Chinese Yuan have been converted into U.S. dollars on an average daily exchange rate of 1.00 SGD = 0.73 USD and 1.00 CNY = 0.16 USD, respectively, for the entire year 2015. The benefits include relocation support ($43,540), housing ($33,618), cost-of-living adjustments ($24,829), transportation ($10,385), and tax equalization payments ($157,554). This is consistent with benefits provided to other employees working on non-permanent international assignments.

40  |  XYLEM 2016 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table provides information regarding equity and non-equity awards made to our NEOs during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick K. Decker		0	1,092,500	2,185,000							—
	2/24/15				0	45,884	91,768				1,649,989
	2/24/15							45,884			1,649,989
	2/24/15								199,297	35.96	1,700,003
Shashank Patel		0	161,949	323,898							—
	2/24/15							2,016			72,495
	11/2/15							5,457			199,999
	2/24/15								8,499	35.96	72,496
Ken Napolitano		0	287,000	574,000							—
	2/24/15				0	6,424	12,848				231,007
	2/24/15							6,424			231,007
	2/24/15								27,902	35.96	238,004
Colin R. Sabol		0	271,830	543,660							—
	2/24/15				0	4,588	9,176				164,984
	2/24/15							4,588			164,984
	11/2/15							5,457			199,999
	2/24/15								19,930	35.96	170,003
Pak Steven Leung		0	241,776	483,552							—
	5/4/15				0	4,472	8,944				165,017
	5/4/15							11,247			415,015
	5/4/15								19,883	36.90	170,000
Michael T. Speetzen		0	422,320	844,640							—
	2/24/15				0	11,930	23,860				429,003
	2/24/15							11,930			429,003
	2/24/15								51,817	35.96	441,999

(1)	Amounts reflect the annualized minimum, target and maximum payment levels, respectively, if an award payout is achieved under the 2015 AIP described under “Compensation Discussion and Analysis — Annual Incentive Plan.” These potential payments are based on achievement of specific performance metrics and are completely at risk.

The amount under Threshold shown is 0% of the Target amount, which is comprised of the Team Performance and Individual Performance components. Team Performance payouts begin at 50% of the Target amount if the Threshold payout level is met. If the Threshold payout level is not met, no award will be paid. Individual Performance payout range from 0% to 200%.

(2)	Amounts reflect the number of PSUs granted in 2015, which was determined using the closing price of Xylem stock on the respective grant dates. The 2015 annual awards vest in full at the end of the three-year restriction period following the grant date for normal annual grants – February 24, 2015 (“Annual Grant Date”), to the extent that they are earned based on a pre-set ROIC performance goal and provided that the executive remains an employee as of the vesting date as described in “Compensation Discussion and Analysis – Elements of Our Compensation Program”.

(3)	Amounts reflect the number of RSUs granted in 2015, which was determined using the closing price of Xylem stock on the respective grant dates. The 2015 annual awards vest in full at the end of the three-year restriction period following the Annual Grant Date provided that the executive remains an employee as of the vesting date.

XYLEM 2016 Proxy Statement  |  41

Mr. Patel’s November 2, 2015 grant, Mr. Sabol’s November 2, 2015 grant and Mr. Leung’s May 4, 2015 grant were one-time off-cycle awards as described in detail under “Compensation Discussion and Analysis — Long-Term Incentive Plan.”

(4)	Amounts reflect the number of stock options granted in 2015, which was determined using the binomial lattice value on the respective grant dates. These awards vest in three equal installments on each of the first, second, and third anniversaries of the Annual Grant Date provided that the executive remains an employee as of each vesting date. The options expire ten years after the Annual Grant Date.

(5)	The stock option exercise price equals the closing price of Xylem stock on the respective grant dates.

(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for PSU, RSU and stock option awards granted to the NEOs in 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information regarding all outstanding stock options, unvested RSU and PSU awards held by each NEO as of December 31, 2015. In connection with Mr. Speetzen’s departure, all of his unvested LTI awards, valued at $2.9M, were forfeited.

	Option Awards					RSU Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Number of Shares or Units of Stock that Have Not Vested (#)(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Patrick K. Decker	3/17/14	55,195	110,389	36.8100	2/25/24	131,226	4,789,749	86,226	3,147,249
	2/24/15	—	199,297	35.9600	2/24/25
Shashank Patel	3/3/11	4,951	—	32.3818	3/3/21	11,022	402,303	—	—
	11/7/11	2,621	—	24.6000	11/7/21
	3/2/12	8,398	—	26.6000	3/2/22
	3/1/13	5,037	2,518	27.4900	3/1/23
	2/25/14	2,002	4,004	38.7600	2/25/24
	2/24/15	—	8,499	35.9600	2/24/25
Kenneth Napolitano	3/5/10	17,999	—	30.0295	3/5/20	20,787	758,726	12,384	452,016
	3/3/11	17,527	—	32.3818	3/3/21
	11/7/11	46,140	—	24.6000	11/7/21
	3/2/12	32,662	—	26.6000	3/2/22
	3/1/13	20,606	10,303	27.4900	3/1/23
	2/25/14	7,942	15,882	38.7600	2/25/24
	2/24/15	—	27,902	35.9600	2/24/25
Colin R. Sabol	3/5/10	14,828	—	30.0295	3/5/20	20,304	741,096	8,845	322,843
	3/3/11	14,437	—	32.3818	3/3/21
	3/2/12	27,473	—	26.6000	3/2/22
	3/1/13	14,719	7,359	27.4900	3/1/23
	2/25/14	5,673	11,344	38.7600	2/25/24
	2/24/15	—	19,930	35.9600	2/24/25
Pak Steven Leung	5/4/15		19,883	36.9000	2/24/25	11,247	410,516	4,472	163,228

(1)	All stock option awards vest in three equal installments over the three-year period following the grant date.

42  |  XYLEM 2016 Proxy Statement

(2)	The following table provides the vesting schedule for unvested stock options (vesting occurs on the applicable anniversary of the Annual Grant Date).

Name	Grant Date	Vesting Schedule (#)
		2016	2017	2018
Patrick K. Decker	3/17/14	55,195	55,194	—
	2/24/15	66,433	66,432	66,432
Shashank Patel	3/1/13	2,518	—	—
	2/25/14	2,002	2,002	—
	2/24/15	2,833	2,833	2,833
Kenneth Napolitano	3/1/13	10,303	—	—
	2/25/14	7,941	7,941	—
	2/24/15	9,301	9,301	9,300
Colin R. Sabol	3/1/13	7,359	—	—
	2/25/14	5,672	5,672	—
	2/24/15	6,644	6,643	6,643
Pak Steven Leung	2/24/15	6,627	6,628	6,628

(3)	Amounts reflect unvested RSUs. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Decker’s 2014 grant of 40,342 shares, which vests on February 25, 2017 and Mr. Leung’s 2015 grant of 4,472 shares, which vests on February 24, 2018).

Name	Grant Date	Vesting Schedule (#)
		2016	2017	2018
Patrick K. Decker	3/17/14	22,500	22,500	—
	3/17/14	—	40,342	—
	2/24/15	—	—	45,884
Shashank Patel	3/1/13	2,001	—	—
	2/25/14	—	1,548	—
	2/24/15	—	—	2,016
	11/2/15	—	—	5,457
Kenneth Napolitano	3/1/13	8,403	—	—
	2/25/14	—	5,960	—
	2/24/15	—	—	6,424
Colin R. Sabol	3/1/13	6,002	—	—
	2/25/14	—	4,257	—
	2/24/15	—	—	4,588
	11/2/15	—	—	5,457
Pak Steven Leung	5/4/15	—	—	4,472
	5/4/15	2,236	2,236	2,303

(4)	Market values were determined based on the Company’s closing stock price of $36.50 on December 31, 2015.

(5)	Amounts reflect the unvested PSUs at target. The following table provides the vesting schedule (generally occurs on the applicable anniversary of the grant date except for Mr. Decker’s 2014 grant of 40,342 shares, which vests on February 25, 2017 and Mr. Leung’s 2015 grant, which vests on February 24, 2018).

Name	Grant Date	Vesting Schedule (#)
		2017	2018
Patrick K. Decker	3/17/14	40,342	—
	2/24/15	—	45,884
Kenneth Napolitano	2/25/14	5,960	—
	2/24/15	—	6,424
Colin R. Sabol	2/25/14	4,257	—
	2/24/15	—	4,588
Pak Steven Leung	5/4/15	—	4,472

XYLEM 2016 Proxy Statement  |  43

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table provides the values realized by our NEOs upon the exercise of Xylem stock options and the vesting of restricted stock awards in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Patrick K. Decker	—	—	—	—
Shashank Patel	—	—	3,648	132,526
Kenneth Napolitano	9,859	62,394	10,056	363,726
Colin R. Sabol	40,712	448,030	8,459	305,962
Pak Steven Leung	—	—	—	—
Michael T. Speetzen	—	—	28,772	1,034,798

(1)	This amount reflects number of shares acquired upon exercise of stock options multiplied by the difference between the Xylem stock price on the date of exercise and the exercise price of stock options.

(2)	These amounts reflect the value realized upon the vesting of RSUs based upon the closing price of Xylem stock on the date of vesting.

NON-QUALIFIED COMPENSATION FOR 2015

Xylem Deferred Compensation Plan

The Xylem Deferred Compensation Plan is a deferred compensation plan that permits eligible executives with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payments. Any AIP amounts deferred will be included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” Amounts deferred are unsecured general obligations of the Company and will rank with other unsecured and unsubordinated indebtedness of the Company.

Xylem Supplemental Retirement Savings Plan

The Xylem Supplemental Retirement Savings Plan (“SRSP”) was established to provide retirement benefits that cannot be paid from the qualified retirement savings plan due to the federal limits on the amount of benefits that can be paid and the amount of compensation that can be recognized under a tax-qualified retirement plan. These benefits are generally paid directly by Xylem. It is a non-qualified and unfunded plan with all amounts in the plan constituting a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the plan, are paid out of the general assets of the Company.

The table below shows the activity within the Xylem Deferred Compensation Plan and the SRSP (Non-Qualified Savings) for the NEOs for 2015. As is the case with other international executives, Mr. Leung is not eligible to participate in these plans.

44  |  XYLEM 2016 Proxy Statement

2015 Non-Qualified Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Patrick K. Decker
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	109,248	1,495	—	146,588
Total	—	109,248	1,495	—	146,588
Shashank Patel
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	19,380	347	—	32,019
Total	—	19,380	347	—	32,019
Kenneth Napolitano
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	45,236	1,675	—	129,297
Total	—	45,236	1,675	—	129,297
Colin R. Sabol
Deferred Compensation	—	—	—	—	—
Non-Qualified Savings	—	24,791	1,905	—	143,991
Total	—	24,791	1,905	—	143,991
Michael T. Speetzen
Deferred Compensation	—	—	2,438	(22,627)	38,865
Non-Qualified Savings	—	3,875	2,178	—	158,207
Total	—	3,875	4,616	(22,627)	197,073

(1)	Amounts consist of the aggregate contributions to the participants under the SRSP for the 2015 AIP, which were credited to the NEOs’ accounts in 2016. These amounts are reflected in the Non-Qualified Retirement Savings Plan Contributions column in the “All Other Compensation Table” and are included in the “Summary Compensation Table.”

(2)	The Company does not provide preferential or above-market rates as defined in applicable SEC rules. As a result, the aggregate earnings are not included in the Summary Compensation Table.

(3)	Distribution reflects payment from a Special Purpose Account with specified payment commencement date of June 1, 2015 based on pre-set distribution election.

(4)	The amounts represent account balances at 2015 fiscal year end and exclude contributions that were credited in 2016.

Mr. Speetzen was the only NEO to participate in the Xylem Deferred Compensation Plan in 2015 and has invested only in the Fixed Rate Option Fund, which is based on guaranteed contractual returns from a third-party insurance provider and had a 5.3% annual rate of return for the calendar year ended December 31, 2015. The remaining balances will be distributed to Mr. Speetzen in 2017 and 2019 based on his pre-set distribution election.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The Potential Post-Employment Compensation table included in this section reflects the amounts of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including death, disability, termination without cause or termination in connection with a change of control. The severance plans listed below apply to the Company’s senior executives, including NEOs (unless provided otherwise below), as defined by Section 409A of the IRC. The severance plans do not allow for excise tax gross-ups and include a cap on severance benefits.

The amounts shown in the Potential Post-Employment Compensation tables are estimates, assuming that the triggering event was effective as of December 31, 2015, and include amounts which would be earned through such date (or that would be earned during a period of severance). The Company’s obligation to continue severance

XYLEM 2016 Proxy Statement  |  45

payments stops if the executive does not comply with the Xylem Code of Conduct or non-compete provisions. The amounts shown below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: accrued salary and vacation pay; certain generally available severance benefits; and distributions of balances under the retirement savings plans.

Xylem Senior Executive Severance Pay Plan

The purpose of the Xylem Senior Executive Severance Pay Plan (“SESPP”) is to provide a period of transition following termination of employment for senior executives who are U.S. citizens or employed in the U.S. The plan generally provides for severance payments if Xylem terminates a senior executive’s employment without cause. All NEOs, with the exception of Mr. Patel, are eligible to participate in this plan. Mr. Patel is eligible to participate in the broader severance plan that is available to all full-time U.S. employees.

The amount of severance paid (“Severance Pay”) under this plan depends on the executive’s salary and years of service at the time of cessation. The plan typically provides 12 months of salary for up to three years of service and one additional month of salary for each additional year of service with a cap of 24 months. The Company will also provide continuation of health and life insurance benefits for the duration of the severance period.

Xylem Special Senior Executive Severance Pay Plan

The purpose of the Xylem Special Senior Executive Severance Pay Plan (“SSESPP”) is to provide compensation in the case of termination of a senior executive’s employment in connection with a change of control (as defined in our equity compensation plan). All NEOs, except for Mr. Patel, are eligible to participate in this plan.

Under this plan, if an NEO (i) is terminated in contemplation of a change of control that ultimately occurs; or (ii) is terminated or resigns for good reason within two years after a change of control, the following will be provided:

Benefit	CEO and NEO Hired or Promoted Prior to May 1, 2012	NEO Hired or Promoted on or after May 1, 2012 (excluding CEO)
“Severance Pay” as a multiple of annual base salary and current actual AIP	3 Times	2 Times Target AIP for new hire without full-year AIP history

Continuation of Health and Life Insurance Benefits at the Same Level	3 Years	2 Years

Other Benefits	• Severance Pay times the current eligible percentage rate of Xylem’s contributions to applicable retirement savings plans; and • One year of outplacement services

In the event severance payments under the plan would constitute an “excess parachute payment” within the definition of Section 280G of the IRC, payments would be provided based on whichever option would provide a better after-tax benefit to the NEO:

•	the aggregate of all severance payments reduced so the present value of payments does not exceed the Safe Harbor Amount as defined by the Internal Revenue Code; or

•	the aggregate of all severance payments without a reduction and the NEO pays the 280G excise tax.

46  |  XYLEM 2016 Proxy Statement

Potential Post-Employment and Change of Control Compensation

The following table reflects the estimated amount of compensation payable to each of the Company’s NEOs upon termination of the NEO’s employment under various scenarios. The amounts shown are calculated using an assumed termination date effective as of December 31, 2015. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the NEO would receive if an eligible termination event were to occur. Mr. Speetzen did not receive any additional compensation following his departure.

Name	Death/ Disability ($ in millions)(1)	Termination Not For Cause ($ in millions)(2)	Change of Control Termination Not for Cause/ With Good Reason ($ in millions)(3)
Patrick K. Decker	6.4	4.1	12.2
Shashank Patel	0.4	—	0.4
Kenneth Napolitano	1.1	0.8	3.2
Colin R. Sabol	1.0	0.6	3.0
Pak Steven Leung	0.4	0.4	1.8

(1)	This is a potential lump-sum payment related to the acceleration of unvested equity awards which would have occurred if an NEO had died or become disabled as of December 31, 2015. Equity awards vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan”. The amounts shown reflect the market value of restricted stock and in-the-money stock options based on the Company’s December 31, 2015 closing price of $36.50.

(2)	The amounts shown consist of the following potential payments if an NEO had been terminated not for cause as of December 31, 2015:

a.	Severance Pay for under the SESPP except for Mr. Decker, who would be paid an amount equal to two times the total of his current annual salary and target AIP based on the severance arrangement included in his letter of agreement filed with our Quarterly Report on Form 10-Q on April 29, 2014. The amounts are paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	The Company’s portion of health and life insurance premium paid monthly for the duration of the severance period under the SESPP.

This does not include Mr. Patel’s potential severance payment of approximately $80,000 under the severance plan that is available to all full-time U.S. employees.

(3)	The amounts shown consist of the following potential payments upon termination not for cause or with good reason within two years of change of control:

a.	Severance Pay under the SSESPP (except for Mr. Patel), which is paid in the form of periodic payments according to the regular payroll schedule over the severance period.

b.	A lump-sum payment for unvested equity awards that would vest according to the terms described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-term Incentive Plan.” The amount reflects the market value of RSUs, PSUs (assuming target performance is achieved) and in-the-money stock options based on the Company’s December 31, 2015 closing price of $36.50.

c.	A lump-sum payment equal to Severance Pay times the then current eligible percentage for the Company’s contribution to the Xylem retirement savings plans as provided under the SSESPP.

d.	The Company’s portion of health and life insurance premiums under the SSESPP.

e.	A lump-sum payment equal to the cost of outplacement services for one year following the termination under the SSESPP.

XYLEM 2016 Proxy Statement  |  47

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to the shares of Xylem common stock that may be issued under equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders (1)	3,758,182(2)	$31.16(3)		8,577,208
Equity Compensation Plans Not Approved by Security Holders	—	—		—
Total	3,758,182	$31.16	(3)	8,577,208

(1)	Includes the Xylem 2011 Omnibus Incentive Plan and ITT 2003 Equity Incentive Plan.

(2)	The amount includes 2,575,600 shares of stock options, 1,022,209 shares underlying restricted stock and RSUs, and 160,373 shares underlying PSUs at target.

(3)	Represents weighted average exercise price of outstanding stock options only.

INFORMATION ABOUT VOTING

Who is entitled to vote? You can vote if you owned shares of Xylem’s common stock as of the close of business on March 14, 2016, the record date. On the record date 178,781,184 shares of Xylem common stock were outstanding. Each share is entitled to one vote.

What is the difference between a registered owner and a beneficial owner? If the shares you own are registered in your name directly with our transfer agent, Wells Fargo Shareholder Services, you are the “registered owner” and the shareholder of record with respect to those shares.

If the shares you own are held in a stock brokerage account, bank, one of Xylem’s savings plans or by another holder of record, you are considered the “beneficial owner”. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form they provided or by following their instructions for voting by telephone or on the Internet.

How do I vote? We encourage you to vote as soon as possible, even if you plan to attend the meeting in person.

•	If you are a registered owner, you can vote either in person at the Annual Meeting or by proxy.

•	If you are a beneficial owner, you can vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and would like to vote in person at the Annual Meeting, you will need to obtain a written proxy, executed in your favor, from the shareholder of record (your bank or broker).

•	If your shares are held through one of Xylem’s savings plans, you can vote by submitting voting instructions to your plan trustee. Your shares cannot be voted in person at the Annual Meeting.

If you choose to vote by proxy, you can do so in one of three ways:

By Internet	By Telephone	By Mail
www.proxyvote.com	1-800-690-6903 (United States and Canada only)	Mark, date and sign your proxy card or voting instruction form and return it in envelope provided

Can I vote by filling out and returning the Notice of Internet Availability of Proxy Materials? No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it.

48  |  XYLEM 2016 Proxy Statement

How will my shares be voted at the Annual Meeting? If you decide to vote by proxy at the Annual Meeting, the persons indicated on your proxy card or voting instruction form (the “proxies”) will vote your shares in accordance with your instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by our Board of Directors. If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

Can I revoke my proxy? You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or by casting a new vote on the Internet or by telephone. You can also send a written notice of revocation to our Corporate Secretary at the address listed on the Notice of the Annual Meeting. You can also revoke your proxy by voting in person at the Annual Meeting. If you are a registered owner, you can vote your shares in person at the Annual Meeting. If you are a beneficial owner, you will need to first obtain a written proxy executed in your favor from your record holder (bank or broker) to be able to vote in person at the Annual Meeting.

What is a quorum for the Annual Meeting? A quorum is required in order to hold a valid meeting. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. Under Indiana law, where the Company is incorporated, broker non-votes and abstentions do not affect the determination of whether a quorum is present.

What is broker discretionary voting? Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain routine matters on behalf of beneficial owners who have not provided voting instructions. In contrast, brokerage firms are not permitted to vote in their discretion on non-routine matters. Of the matters to be voted on at the Annual Meeting as described in this Proxy Statement, only Proposal 2, the ratification of the appointment of the independent auditor, is considered to be “routine,” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

What are the voting requirements to elect the directors and to approve the proposals to be voted on at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed	Effect of Abstentions
Election of three members of the Xylem Inc. Board of Directors	Majority of votes cast. Votes cast “for” a director must exceed the votes cast “against” that director	No	No effect
Ratification of the appointment of Deloitte & Touche LLP for 2016	Votes cast “for” the proposal must exceed votes cast “against” the proposal	Yes	No effect
Advisory approval of named executive officer compensation	Votes cast “for” the proposal must exceed votes cast “against” the proposal	No	No effect

What if a director nominee fails to be elected by a majority? Our By-laws provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary. Our Nominating and Governance Committee will promptly consider the resignation and all relevant facts and circumstances concerning any vote, and the best interests of the Company and our shareholders, and will make a recommendation as to whether the Board should accept such resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

XYLEM 2016 Proxy Statement  |  49

Who counts the votes? Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and an agent of Broadridge will act as one of our Inspectors of Election for the Annual Meeting. The other Inspector of Election will be an employee of the Company.

Who will pay for the costs of this proxy solicitation? Xylem will pay the cost incurred in connection with the solicitation of proxies. We have engaged Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $10,000. In addition, we may reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our Directors, officers and employees also may solicit proxies in person, by mail, by telephone or through electronic communications. They will not receive any additional compensation for these activities.

How do I vote if I am a participant in one of Xylem’s savings plans for employees? If you participate in any of the Xylem savings plans for employees, your plan trustee will vote the Xylem shares credited to your savings plan account in accordance with your voting instructions. The trustee will vote the savings plan shares for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions. Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the savings plans to vote these shares, in person or by proxy at the Annual Meeting. Xylem plan participants should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, at 51 Mercedes Way, Edgewood, New York 11717, or vote by telephone or the Internet. Instructions for shares in Xylem savings plan accounts must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 6, 2016.

I participate in the Xylem savings plan for salaried employees and I am a shareholder of record of shares of Xylem common stock. How many proxy cards will I receive? You will receive only one proxy card. Your Xylem savings plan shares and any shares you own as the shareholder of record will be set out separately on the proxy card.

How many shares are held by participants in the Xylem employee savings plans? As of the close of business on March 14, 2016, the record date, JPMorgan Chase & Co., the trustee of the Company stock in the Xylem employee savings plans, held 394,782 shares of Xylem common stock (approximately 0.22% of the outstanding shares).

Where can I find the voting results? Preliminary results will be reported at the Annual Meeting. We will report final results in a filing with the Securities and Exchange Commission (“SEC”) on Form 8-K.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, we are using the Internet as our primary means of providing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our Proxy Statement and 2015 Annual Report, and voting via the Internet. We expect to mail the Notice and to begin mailing our proxy materials on or about March 29, 2016.

Electronic Delivery of Proxy Materials. If you received a paper copy of this Proxy Statement and would like to receive future proxy statements and annual reports electronically, you can submit your request at www.proxyvote.com, the Internet voting site hosted by Broadridge. Registering for electronic delivery enables you to receive Xylem’s Annual Report and Proxy Statement more quickly and to access them at your convenience, while conserving natural resources and lowering printing and mailing costs.

We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.xyleminc.com) and click on “Financial Information” under the “Investors” heading, and then click on “SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, are also available without charge to shareholders by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573.

50  |  XYLEM 2016 Proxy Statement

HOUSEHOLDING – REDUCE DUPLICATE MAILINGS

To reduce duplicate mailings, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and same last name and who do not participate in electronic delivery or Internet access of proxy materials, will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue to receive individual copies. By reducing duplicate mailings, we are able to conserve natural resources and lower the costs of printing and distributing our proxy materials.

If you are currently receiving multiple copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank or other institution if you are a beneficial owner. If you are a registered owner, you may contact us by writing to our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 or by emailing investor.relations@xyleminc.com.

Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, please contact Broadridge, either by calling toll-free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2017 SHAREHOLDER PROPOSALS

Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), shareholder proposals must be submitted in accordance with SEC Rule 14a-8 and must be received by our Corporate Secretary at Xylem Inc., 1 International Drive, Rye Brook, NY 10573 by no later than the close of business on November 29, 2016.

Director Nominations for Inclusion in our Proxy Materials (Proxy Access). We recently amended our By-laws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Xylem common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of our existing Board or two nominees, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in our By-laws. Under our By-laws, notice of proxy access director nominees must be received by our Corporate Secretary at the address noted above no earlier than the close of business on October 30, 2016, and no later than the close of business on November 29, 2016. In the event that the date of the 2017 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 150 calendar days prior to the 2017 Annual Meeting and (ii) not later than 120 calendar days prior to the 2017 Annual Meeting or 10 calendar days following the date on which public announcement of the 2017 Annual Meeting is first made, whichever is later.

Director Nominations and Other Proposals to be Brought Before the 2017 Annual Meeting of Shareholders. Under our By-laws, if a shareholder wishes to present other business or nominate a director candidate directly at the 2017 Annual Meeting, rather than for inclusion in our proxy statement, a timely notice of such business or nomination must be received by our Corporate Secretary at the address noted above no earlier than the close of business on November 29, 2016 and no later than the close of business on December 29, 2016. In the event that the date of the 2017 Annual Meeting is changed by more than 30 calendar days from the anniversary date of this year’s Annual Meeting, such notice must be received by the close of business (i) not earlier than 120 calendar days prior to the 2017 Annual Meeting and (ii) not later than 90 calendar days prior to the 2017 Annual Meeting or 10 calendar days following the date on which public announcement of the 2017 Annual Meeting is first made, whichever is later. Such notice must comply with the requirements of our By-laws. SEC rules permit management to vote proxies at its discretion in certain cases if the shareholder does not comply with the advance notice provisions of our By-laws.

XYLEM 2016 Proxy Statement  |  51

XYLEM INC. 1 INTERNATIONAL DRIVE RYE BROOK, NEW YORK 10573

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM (EDT) the day before the Annual Meeting. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do not need to mail back your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04625-P74939	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.        DETACH AND RETURN THIS PORTION ONLY

XYLEM INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3

Vote on Directors						Vote on Proposals		For	Against	Abstain

1.	Election of three members of the Xylem Inc. Board of Directors.

	Nominees:		For	Against	Abstain

	1a.	Curtis J. Crawford, Ph.D.	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2016.	☐	☐	☐

	1b.	Robert F. Friel	☐	☐	☐	3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

	1c.	Surya N. Mohapatra, Ph.D.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this Meeting.			☐	☐

			Yes	No

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareholders

Wednesday, May 11, 2016, 11:00 a.m. (EDT)

Xylem Headquarters

1 International Drive

Rye Brook, NY 10573

If you plan to attend the Annual Meeting, please bring this Admission Ticket with you.

Note: If you plan to attend the Annual Meeting of Shareholders, please indicate your intention by marking the appropriate box on the attached proxy card and please bring a proper form of identification. For directions, please call 914-323-5700. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, May 11, 2016 at 11:00 a.m. (EDT) at Xylem Headquarters, 1 International Drive, Rye Brook, NY 10573: The proxy materials for Xylem Inc.’s 2016 Annual Meeting of Shareholders, including the 2015 Annual Report and 2016 Notice and Proxy Statement are available on the Internet at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E04626-P74939

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XYLEM INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Hannah Skeete and Claudia Toussaint, or either of them, each with full power of substitution as proxies, to vote all shares of Xylem Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

For participants in the Xylem Retirement Savings Plan for Salaried or Hourly Employees:

Under the savings plans, participants are “named fiduciaries” to the extent of their authority to direct the voting of Xylem Inc. shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). Participants under these plans should mail their confidential voting instruction card to Broadridge, acting as tabulation agent, or vote by Phone or Internet. Instructions must be received by Broadridge before 11:59 p.m. (EDT), on May 6, 2016. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone or Internet, or by signing and returning this voting instruction card, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at any adjournments or postponements.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be dated and signed on the reverse side.)